As filed with the Securities and Exchange Commission on December 24, 1997
                                             Registration No. 333-
=============================================================================


                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549
                              ----------------
                                  FORM S-3
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                              ----------------
                            GLIMCHER REALTY TRUST

     (Exact name of registrant as specified in its declaration of trust)

              Maryland                             31-1390518
   (State or other jurisdiction of              (I.R.S. employer
   incorporation or organization)              identification no.)

                            20 South Third Street
                            Columbus, Ohio 43215
                               (614) 621-9000
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              ----------------

                              Herbert Glimcher
                            Glimcher Realty Trust
                            20 South Third Street
                            Columbus, Ohio 43215
                               (614) 621-9000
          (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)

                              ----------------

                                 Copies to:
            Robinson Silverman Pearce Aronsohn & Berman LLP
                         1290 Avenue of the Americas
                          New York, New York 10104
                      Attention:  Alan S. Pearce, Esq.

                              ----------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                       CALCULATION OF REGISTRATION FEE



Title of                                        Proposed
Each Class                       Proposed        Maximum
of Secur-          Amount         Maximum       Aggregate      Amount of
ities to be        to be      Offering Price    Offering     Registration
Registered (1) Registered (2) Per Unit (2)(3) Price (2)(3)        Fee
-------------- -------------- --------------- -------------  ------------

Preferred
Shares of
Beneficial
Interest,
$.01 par
value per
share (4)

Common
Shares of
Beneficial
Interest,
$.01 par             (9)            (9)            (9)
value per
share (5)

Warrants (6)

Rights (7)

Total (8)       $360,365,000   $360,365,000   $360,365,000 $106,060(10)(11)


          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     PURSUANT TO RULE 429 UNDER THE SECURITIES OF 1933, AS AMENDED, THE PROSPECTUS WHICH CONSTITUTES PART OF THIS REGISTRATION STATEMENT ALSO RELATES TO AND INCLUDES AN AGGREGATE INITIAL PUBLIC OFFERING PRICE OF $10,365,000
OF OFFERED SECURITIES REGISTERED ON FORM S-3, REGISTRATION NO. 33-91084

                                                     (Footnotes on next page)

_____________________________
(Footnotes for previous page)

(1) This Registration Statement also covers Preferred Shares, Common Shares, Warrants or Rights which may be issued by the Registrant under delayed delivery contracts pursuant to which the counterparty may be required to purchase such securities.
(2) In U.S. dollars or the equivalent thereof denominated in one or more foreign currencies or units of two or more foreign currencies or composite currencies (such as European Currency Units).
(3) Estimated solely for purposes of calculating the registration fee. No separate consideration will be received for Preferred Shares or Common Shares that are issued upon conversion of Preferred Shares. Includes all consideration to be received upon exercise of the Warrants or Rights registered hereunder, as the case may be.
(4) Subject to note (8) below, there is being registered hereunder an indeterminate number of Preferred Shares as may be sold, from time to time, by the Registrant. There is also being registered hereunder an indeterminate number of Preferred Shares as shall be issuable upon exercise of Warrants registered hereby.
(5) Subject to note (8) below, there is being registered hereunder an indeterminate number of Common Shares as may be sold, from time to time, by the Registrant. There is also being registered hereunder an indeterminate number of Common Shares as shall be issuable upon conversion or redemption of Preferred Shares registered hereby or upon exercise of Warrants or Rights registered hereby.
(6) Subject to note (8) below, there are being registered hereunder an indeterminate amount and number of Warrants, representing rights to purchase Preferred Shares or Common Shares registered hereby.
(7) Subject to note (8) below, there is being registered hereunder an indeterminate number of Rights representing rights to purchase Common Shares registered hereby.
(8) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $360,365,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(9) Omitted pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended.
(10) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.
(11) Does not include the registration fee of $3,140.90 pertaining to the aggregate initial public offering price of $10,365,000 of Offered Securities previously registered on Form S-3, Registration No. 33-91084 and carried over to this Registration Statement.

-----------------------------------------------------------------------------
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
-----------------------------------------------------------------------------

PROSPECTUS
----------
                            SUBJECT TO COMPLETION
               PRELIMINARY PROSPECTUS DATED DECEMBER 24, 1997

                            GLIMCHER REALTY TRUST


                                $360,365,000


                      Preferred Shares, Common Shares,
                             Warrants and Rights


     Glimcher Realty Trust (the "Company") may from time to time offer in one or more series its (i) preferred shares of beneficial interest, par value $.01 per share ("Preferred Shares"), (ii) common shares of beneficial interest, par value $.01 per share ("Common Shares"), (iii) warrants to purchase Preferred Shares or Common Shares (collectively, "Warrants"), or
(iv) rights to purchase Common Shares ("Rights"), with an aggregate initial public offering price of up to $360,365,000 on terms to be determined at the time of offering. Preferred Shares, Common Shares, Warrants and Rights (collectively, the "Offered Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

     The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Preferred Shares, the number, specific title and stated value, any distribution, liquidation, redemption, conversion, voting and other terms and conditions, and the initial public offering price; (ii) in the case of Common Shares, any initial public offering price; (iii) in the case of Warrants, the number and terms thereof, the designation and the number of securities issuable upon their exercise, the exercise price, the terms of the offering and sale thereof and, where applicable, the duration and detachability thereof; and
(iv) in the case of Rights, the duration, exercise price and transferability thereof. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of certain types of Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust for federal income tax purposes.

     The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

     The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.

                               ---------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
       THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
            PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.




                The date of this Prospectus is _______, 1997.

                            AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the
Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Company's Common Shares and 9 1/4% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share ("Series B Preferred Shares"), are listed on the New York Stock Exchange (the "NYSE") and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement (the "Registration Statement") (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or to previous filings made by the Company with the Commission, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Offered Securities, reference is hereby made to the Registration Statement, the previous filings made by the Company with the Commission and the exhibits and schedules thereto, which may be obtained from the Commission (i) at its principal office in Washington, D.C., upon payment of the fees prescribed by the Commission or (ii) by consulting the Commission's Web site at the address of http://www.sec.gov.


               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996.

          2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

          3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

          4. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

          5. The Company's Form 8-K dated February 5, 1997, filed February 5, 1997.

          6.   The Company's Form 8-K dated June 17, 1997, filed June 23,
               1997.

          7. The Company's Form 8-K dated November 4, 1997, filed November 4, 1997.

          8. The Company's Form 8-K dated November 14, 1997, filed November 15, 1997.

          9. The description of the Common Shares contained in the Company's Registration Statement on Form 8-A, filed October 21, 1993, and the information thereby incorporated by reference contained in the Company's Registration Statement on Form S-11 (No. 33-69740), as amended by Amendments No. 1, 2, 3, 4 and 5, filed September 30, 1993, November 5, 1993, November 22, 1993, November 30, 1993, January 10, 1994 and January 19, 1994, respectively, under the heading "Description of Shares of Beneficial Interest."

          10. The description of the Series B Preferred Shares (defined below) contained in the Company's Registration Statement on Form 8-A, dated November 13, 1997, filed November 14, 1997.

          11. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1996.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person to whom this Prospectus is delivered, upon written or oral request. Requests should be directed to Glimcher Realty Trust, Attention: Chief Financial Officer, 20 South Third Street, Columbus, Ohio 43215 (Telephone Number: (614) 621-9000).


                                 THE COMPANY

     Glimcher Realty Trust is a fully integrated, self-administered and self-managed Maryland real estate investment trust ("REIT"), which owns, leases, manages and develops a portfolio of retail properties consisting of regional and super regional malls (including, most recently, value-oriented super regional malls) ("Mall Properties") and community shopping centers (including single tenant retail properties) ("Community Centers"). As of September 30, 1997, the Company owned interests in and operated 115 properties, consisting of 11 Mall Properties and 104 Community Centers (including 17 single tenant retail properties (collectively, the "Properties") located in 24 states. As of September 30, 1997, the Properties contained an aggregate of approximately 20.8 million square feet of gross leasable area ("GLA") and were approximately 93% leased.

     The Company is focused on achieving growth in multiple retail formats which appeal to a wide range of consumers and to national and regional tenants in selected markets throughout the United States. Through the application of technology and the introduction of entertainment concepts, the Company has developed new designs and formats for retail properties in order to forge strong ties with a broad group of retailers and to appeal to a broad cross section of consumers. The Company is committed to developing and acquiring retail properties throughout the United States that individually, or in combination with other properties owned by the Company, are capable of becoming the dominant retail properties in their markets.

     Herbert Glimcher, the Company's Chairman and Chief Executive Officer, and David J. Glimcher, the Company's President and Chief Operating Officer, have been involved in the acquisition, leasing, management and development of retail properties for approximately 37 and 23 years, respectively. The Company has assembled a management team that together possesses the skill and sophistication necessary to execute its strategy. New senior management appointments include experienced professionals in development, finance, human resources, leasing, legal and marketing. The Company believes that its team approach to property management and its ability to develop high quality and innovative retail properties on a cost effective basis combined with its established relationships with national and regional tenants and its extensive experience in understanding the needs of local tenants provide the Company with strategic advantages over other retail property operators and developers in the Company's market areas.

     All of the Company's interests in the Properties are held by, and its operations are conducted through, Glimcher Properties Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), or by entities in which the Operating Partnership has a direct or indirect interest ("Subsidiary Partnerships"). As of the date hereof, the Company owns approximately 90.1% of the Operating Partnership's outstanding common units of partnership interest and all of the outstanding Series A-1 Preferred Units, Series B Preferred Units and Series C Preferred Units in the Operating Partnership, and is, through its wholly owned subsidiary, Glimcher Properties Corporation, the sole general partner of the Operating Partnership.

     The Company's executive offices are located at 20 South Third Street, Columbus, Ohio 43215, and its telephone number is (614) 621-9000.




                     RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the historical ratios of earnings to combined fixed charges and preferred share dividends of the Company for the periods indicated:

     Nine Months Ended                  Year Ended December 31,
     September 30, 1997       1996      1995      1994      1993      1992
     ------------------       ----      ----      ----      ----      ----

     1.47                     1.81      1.98      1.70      0.97      0.90

     For purposes of computing the ratio of earnings to fixed charges and preferred share dividends, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss) before extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental income, if any, amortization of deferred financing costs (including amounts capitalized) and dividends payable on outstanding preferred shares. The Company's earnings were inadequate to cover fixed charges by $755,000 and $2,120,000 for the years ended December 31, 1993 and December 31, 1992, respectively, all of which were prior to the Company's initial public offering in January 1994 (the "Initial Offering").


                               USE OF PROCEEDS

     The Company is required by the terms of the partnership agreement for the Operating Partnership to invest the net proceeds of any sale of Offered Securities in the Operating Partnership in exchange for a similar economic interest in the Operating Partnership. Unless otherwise described in the applicable Prospectus Supplement, the intended use of the net proceeds from the sale of the Offered Securities by the Operating Partnership is for general purposes, which may include the acquisition of properties as suitable opportunities arise, the expansion and improvement of certain properties owned or to be owned, the financing of future new development and the repayment of certain indebtedness outstanding at such time, and for working capital purposes.


                       DESCRIPTION OF PREFERRED SHARES

     The Company's Amended and Restated Declaration of Trust, as amended (the "Declaration of Trust"), authorizes the Company to issue up to 100,000,000 shares of beneficial interest of the Company, consisting of Common Shares and such other types or classes of shares of beneficial interest as the Board of Trustees may create and authorize from time to time and designate as representing a beneficial interest in the Company. The Company is authorized to issue Preferred Shares in one or more series, with such terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, in each case, if any, as are permitted by Maryland law and as the Board of Trustees of the Company may determine by resolution. As of December 21, 1997, the Company had issued and outstanding 23,669,710 Common Shares, 34,000 Series A-1 Preferred Shares of Beneficial Interest, par value $.01 per share ("Series A-1 Preferred Shares"), 5,118,000 Series B Preferred Shares and 56,000 Series C Preferred Shares of Beneficial Interest, par value $.01 per share (the "Series C Preferred Shares").

     Pursuant to a Purchase Agreement (the "Purchase Agreement"), dated November 27, 1996, as amended, among the Company and an affiliate (the "Nomura Affiliate") of Nomura Asset Capital Corporation ("Nomura") the Company issued Series A Preferred Shares of Beneficial Interest in order to finance The Great Mall of the Great Plains; the Series A Preferred Shares were subsequently exchanged for Series A-1 Preferred Shares. The Series A-1 Preferred Shares together with any other series of preferred shares issued pursuant to the Purchase Agreement are referred to herein as the "Nomura Preferred Shares."

     Pursuant to the Purchase Agreement, the Nomura Affiliate agreed to purchase one or more series of Nomura Preferred Shares, in addition to the Series A-1 Preferred Shares, prior to November 26, 2006, from time to time upon request by the Company, for an aggregate purchase price of $101 million, the proceeds of which are to be used in connection with the acquisition, construction and development of two value-oriented super regional malls located in Elizabeth, New Jersey (the "Jersey Gardens") and Carson, California (the "LA Metro Mall"). It is anticipated that each series of Nomura Preferred Shares issued pursuant to the Purchase Agreement will have terms substantially similar to those of the Series A-1 Preferred Shares, except that the mandatory redemption provisions of any other series of Preferred Shares issued pursuant to the Purchase Agreement will relate to either the Jersey Gardens or the LA Metro Mall, as the case may be. See "Description of Preferred Shares - Description of Series A-1 Preferred Shares
- Redemption." Nomura Preferred Shares do not include any other preferred shares issued to Nomura or any other person on any terms, whether or not substantially similar to the terms of the Series A-1 Preferred Shares, for any reason, whether or not such Preferred Shares are issued in connection with the properties contemplated under the Purchase Agreement.

     On December 5, 1997, the Series C Preferred Shares were issued pursuant to another Purchase Agreement, dated December 4, 1997, among the Company and a Nomura Affiliate, to obtain equity funding for the purchase by Elizabeth MetroMall LLC of real estate on which the Jersey Gardens will be constructed and developed. It is contemplated that, subject to satisfactory completion of its due diligence and satisfaction of certain other conditions, a Nomura Affiliate will purchase a series of Nomura Preferred Shares and that the proceeds of such sale will be used to redeem the Series C Preferred Shares.

Description of Series A-1 Preferred Shares

Set forth below is a summary of the material terms of the Series A-1 Preferred Shares.

Distributions

     The holders of the Series A-1 Preferred Shares shall be entitled to receive, after and subject to the payment in full to holders of the Series B Preferred Shares and of any other series of preferred shares senior to the Series A-1 Preferred Shares with respect to distributions, cumulative distributions, payable quarterly on April 1, July 1, October 1 and January 1, at the annual rate per share equal to the product of $1,000, which amount is subject to adjustment (the "Liquidation Preference"), and at the Company's option either (a) a variable rate at 90-day LIBOR plus 285 basis points (8.57% at September 30, 1997) or (b) a four-year fixed rate equal to the yield to maturity of the five-year U.S. Treasury Security with a remaining maturity of four years plus 285 basis points (8.79% at September 25, 1997) (the "Distribution Rate"). Currently, the Distribution Rate on the outstanding Series A-1 Preferred Shares is as set forth in clause (a) above, however, the Company may select the Distribution Rate set forth in clause (b) at any time prior to the earliest to occur of (i) the final issuance of Series A-1 Preferred Shares and (ii) November 27, 1997. In the event the Company selects the Distribution Rate set forth in clause (b), upon the expiration of the four years, the Distribution Rate will return to the variable rate set forth in clause (a).

     In addition, the margin over LIBOR or applicable U.S. Treasury Security used to determine the distribution rate of the Series A-1 Preferred Shares will be increased under the following circumstances. If there are Nomura Preferred Shares outstanding having an aggregate liquidation preference of less than or equal to $100 million, the margin over LIBOR or applicable U.S. Treasury Security used to determine the distribution rate on the Series A-1 Preferred Shares will be increased from 285 basis points to the following based upon the then percentage that Equity is of Total Market Capitalization (each as defined below): (i) greater or equal to 42% but less than 47%, 310 basis points; (ii) greater or equal to 37% but less than 42%, 405 basis points; (iii) greater or equal to 32% but less than 37%, 485 basis points; and (iv) less than 32%, 605 basis points. If there are Nomura Preferred Shares outstanding having an aggregate liquidation preference of greater than $100 million but less than or equal to $200 million, the margin over LIBOR or applicable U.S. Treasury Security used to determine the distribution rate on the Series A-1 Preferred Shares will be increased from 285 basis points to the following based upon the then percentage that Equity is of Total Market
Capitalization: (i) greater or equal to 42% but less than 47%, 335 basis points, (ii) greater or equal to 37% but less than 42%, 455 basis points;
(iii) greater or equal to 32% but less than 37%, 545 basis points; and (iv) less than 32%, 655 basis points. If there are Nomura Preferred Shares outstanding having an aggregate liquidation preference of greater than $200 million, the margin over LIBOR or applicable U.S. Treasury Security used to determine the distribution rate on the Series A-1 Preferred Shares will be increased from 285 basis points to the following based upon the then percentage that Equity is of Total Market Capitalization: (i) greater or equal to 42% but less than 47%, 360 basis points; (ii) greater or equal to 37% but less than 42%, 485 basis points; (iii) greater or equal to 32% but less than 37%, 585 basis points; and (iv) less than 32%, 685 basis points. "Equity" means the value (based upon the average closing price of such shares on the NYSE for the 90 trading days immediately preceding the date of determination) of all equity securities of the Company which are junior to the Series A-1 Preferred Shares upon liquidation of the Company (including Common Shares and units of partnership interest of the Operating Partnership). "Total Market Capitalization" means the sum of the outstanding amount of all indebtedness, the aggregate amount of the liquidation preference of all Preferred Shares and the aggregate market value of the Common Shares and units of partnership interest of the Operating Partnership (based upon the average closing price of such shares on the NYSE for the 90 trading days immediately preceding the date of determination) of the Company and its consolidated entities.

Defaults

     If the Company (a) fails to maintain certain debt to asset ratios as described below, (b) refinances its approximately $181.0 million loan with Nomura without Nomura's prior consent, or (c) permits distributions to be in arrears for two or more quarters (each a "Default"), an additional distribution of $40 per share per annum shall accrue on each Series A-1 Preferred Share. As of the date of this Prospectus, no Defaults have occurred.

     It is a Default if the Company's ratio of Consolidated Debt to Consolidated Total Assets (the "Debt Ratio") is more than 0.60 to 1.00 and if its ratio of Adjusted Consolidated Debt to Adjusted Consolidated Total Assets (the "Adjusted Debt Ratio") is more than 0.70 to 1.00. As of September 30, 1997, the Company's Debt Ratio and Adjusted Debt Ratio was 0.53 to 1.00 and
0.57 to 1.00, respectively.

     "Consolidated Debt" means the total consolidated indebtedness of the Company and its consolidated entities, determined in accordance with GAAP. "Consolidated Total Assets" means the sum of the cash and cash equivalents, the cost of all recently developed or acquired real property and the aggregate value of all other real property owned by the Company and its consolidated entities determined by applying a 9.50% capitalization rate to the adjusted net income of the Company and its consolidated entities. "Adjusted Consolidated Debt" means Consolidated Debt of the Company and its consolidated entities plus the Company and its consolidated entities' pro rata share of the Consolidated Debt of each unconsolidated entity (not to exceed the amount of the Company and its consolidated entities' pro rata share of the consolidated assets of such unconsolidated entity). "Adjusted Consolidated Total Assets" means Consolidated Total Assets of the Company and its consolidated entities plus the Company and its consolidated entities' pro rata share of the consolidated assets of each unconsolidated entity using the method of computation set forth in the definition of Consolidated Total Assets.

Conversion

     Each Series A-1 Preferred Share is convertible at the option of the holder at any time during the period (a) beginning on the earliest of (i) the date of a Default and (ii) November 27, 2001, and (b) ending on the business day prior to the date fixed for redemption or the payment of any amounts distributable on liquidation to the holders of the Series A-1 Preferred Shares. Upon conversion, the holder of each Series A-1 Preferred Share shall receive such number of Common Shares equal to the quotient of (x) the Liquidation Preference divided by (y) the product of (i) the average market price for the Common Shares for the 30 trading days prior to conversion times
(ii) the Applicable Conversion Percentage. Provided that no Default has occurred and is continuing, the "Applicable Conversion Percentage" shall be
(a) 90%, if conversion occurs prior to November 27, 2002, (b) 85%, if conversion occurs between November 27, 2002 and November 26, 2003, (c) 80%, if conversion occurs between November 27, 2003 and November 26, 2004, and (d) 70%, if conversion occurs after November 27, 2005. Holders of the Series A-1 Preferred Shares are entitled to certain customary anti-dilution protections in the event the Company issues any of its Common Shares for a consideration less than the market price in effect on the date of such issuance. Notwithstanding the foregoing, no holder of Series A-1 Preferred Shares shall have the right to convert such Series A-1 Preferred Shares into Common Shares if the Common Shares issued as a result of such conversion of Series A-1 Preferred Shares and any conversion of other Nomura Preferred Shares, would
(i) have voting power equal to or in excess of 20% of the voting power of the Common Shares outstanding on November 27, 1996 or (ii) equal or exceed 20% of the number of Common Shares outstanding on November 27, 1996.

Voting

     In the event that (i) distributions on any Series A-1 Preferred Shares shall be in arrears for two or more quarters or (ii) a Default shall have occurred and be continuing, the holders of a majority of the Series A-1 Preferred Shares shall have the exclusive right, voting separately as a class together with the holders of other Nomura Preferred Shares, to elect two additional trustees for one-year terms. The term of office of each trustee elected by the holders of Nomura Preferred Shares shall terminate when all accumulated distributions on the Nomura Preferred Shares have been paid in full or set aside for payment in full and no Default shall exist.

     Other than as set forth above and as required by law, holders of Series A-1 Preferred Shares have no other voting rights except that the Company may not (i) amend or repeal any provision of the Declaration or Bylaws which would have a dilutive effect on the Series A-1 Preferred Shares, increase the number of members of the Board of Trustees, or otherwise materially adversely affect the economic rights of the Series A-1 Preferred Shares, (ii) issue any preferred shares senior to the Series A-1 Preferred Shares unless all Series A-1 Preferred Shares are redeemed with the proceeds thereof, (iii) authorize the sale of substantially all of its assets or any merger with and into another entity, and (iv) enter into a transaction with certain of its employees and shareholders on terms less favorable to the Company than those that could have been obtained in a comparable arm's length transaction with a third party without, in each such case, first obtaining the affirmative vote of the holders of a majority of the then outstanding Series A-1 Preferred Shares. In addition, the Company may not take any action which would adversely affect the Series A-1 Preferred Shares without the affirmative vote of the holders of at least two-thirds of the then outstanding number of shares of such adversely affected Series A-1 Preferred Shares.

Redemption

     In the event that cash proceeds are received from any capital transaction with respect to the Company's Mall Property located in Olathe, Kansas known as The Great Mall of the Great Plains ("The Great Mall of the Great Plains"), including a sale or refinancing of The Great Mall of the Great Plains, whether or not such proceeds are made available to the Company, the Company shall be obligated to redeem, at a price equal to the Liquidation Preference plus an amount equal to any distributions accrued but unpaid thereon (the "Redemption Price"), such maximum number of whole Series A-1 Preferred Shares as may be redeemed at the Redemption Price with such proceeds. The Company is required to make the foregoing redemption even if it is in arrears in payment of distributions on the Series B Preferred Shares. Furthermore, so long as all distributions on the Series B Preferred Shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, the Company may also redeem, at its option, at any time prior to conversion, such whole number of Nomura Preferred Shares having an aggregate Redemption Price up to an amount equal to the value (as determined below) of the equity securities issued by the Company and the units of partnership interest issued by the Operating Partnership (other than those units of partnership interest issued in connection with the issuance by the Company of common equity securities) junior to the Series B Preferred Shares as to distribution rights and rights upon liquidation, dissolution or winding up ("Junior Equity") from and after the date of the issuance of the Series B Preferred Shares on November 17, 1997. The value of such Junior Equity will be equal to the product of (A) the total number of shares or units of Junior Equity issued and (B) in each case, as applicable, (i) with respect to issuances of Junior Equity for cash, the amount of the purchase price therefore, (ii) with respect to issuances of Junior Equity for property or other consideration, the closing price per Common Share on the NYSE on the date immediately preceding issuance of such Junior Equity, or (iii) with respect to issuances of Junior Equity which are not traded on a national exchange or not convertible into equity securities or units of partnership interest which are traded on a national exchange, as determined by an investment banking firm.

Liquidation

     The holders of Series A-1 Preferred Shares shall, in the event of any liquidation, dissolution or winding up of the Company, be entitled to receive after and subject to the payment in full to holders of the Series B Preferred Shares and of any other series of preferred shares senior to the Series A-1 Preferred Shares with respect to liquidation, but before any payment shall be made to the holders of the Company's Common Shares, an amount equal to the Liquidation Preference plus any accrued distributions thereon.

Restrictions on Ownership and Transfer

     Ownership of shares of beneficial interest of the Company, including the Series A-1 Preferred Shares, by any person is limited, with certain exceptions, to 8.0% of the lesser of the number or value of the Company's total outstanding shares of beneficial interest. For information regarding additional restrictions on ownership and transfer of the Series A-1 Preferred Shares, see "Description of Common Shares - Restrictions on Ownership and Transfer."

Description of Series B Preferred Shares

Set forth below is a summary of the material terms of the Series B Preferred Shares.

Rank

     The Series B Preferred Shares will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company, rank
(a) senior to (i) all classes or series of Common Shares, (ii) the Nomura Preferred Shares, (iii) the Series C Preferred Shares and (iv) all equity securities ranking junior to such Series B Preferred Shares; (b) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Series B Preferred Shares (the "Parity Preferred Shares"); and (c) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Series B Preferred Shares. The term "equity securities" does not include convertible debt securities for this purpose. Notwithstanding that the Series B Preferred Shares rank senior to the Nomura Preferred Shares as to rights to receive distributions and amounts payable upon liquidation, dissolution or winding up of the Company, the Company is obligated (whether or not distributions on the Series B Preferred Shares for all past Distribution Periods and the then current Distribution Period have been paid) (i) to mandatorily redeem Series A-1 Preferred Shares in accordance with its terms, and (ii) to mandatorily redeem any other Nomura Preferred Shares issued from time to time in accordance with their terms set forth in the articles supplementary classifying such series of Nomura Preferred Shares. Furthermore, so long as full cumulative distributions on the Series B Preferred Shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment, the Company may redeem, at its option, from time to time, Nomura Preferred Shares having an aggregate Redemption Price of up to an amount equal to the value (as determined below) of Junior Equity issued from and after the date of the issuance of the Series B Preferred Shares on November 17, 1997. The value of such Junior Equity will be equal to the product of (A) the total number of shares or units of Junior Equity issued and (B) in each case, as applicable, (i) with respect to issuances of Junior Equity for cash, the amount of the purchase price therefor, (ii) with respect to issuances of Junior Equity for property or other consideration, the closing price per Common Share on the NYSE on the date immediately preceding issuance of such Junior Equity, or (iii) with respect to issuances of Junior Equity which are not traded on a national exchange or not convertible into equity securities or units of partnership interest which are traded on a national exchange, as determined by an investment banking firm.

Distributions

     Holders of Series B Preferred Shares shall be entitled to receive, when, as and if authorized and declared by the Board of Trustees, out of assets of the Company legally available for payment, cash distributions payable quarterly at the rate of 9.25% per annum of the $25.00 liquidation preference (equivalent to $2.3125 per annum per share). Such distributions shall be cumulative from the date of original issue and shall be payable quarterly on the 15th of each January, April, June and October of each year or, if not a business day, the next succeeding business day (each a "Distribution Payment Date"). The first distribution, which will be paid on January 15, 1998, will be for less than a full quarter. Such distribution and any distribution payable on the Series B Preferred Shares for any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear on the stock transfer books of the Company at the close of business on the applicable record date, which shall be fixed by the Board of Trustees of the Company and which shall be not more than 60 nor less than 10 days prior to such Distribution Payment Date (each a "Distribution Record Date"). After full distributions on the Series B Preferred Shares have been paid or declared and funds set aside for payment for all past distribution periods and for the then current quarter, the holders of Series B Preferred Shares will not be entitled to any further distributions with respect to that quarter.

     When distributions are not paid in full upon the Series B Preferred Shares and any other series of Parity Preferred Shares, all distributions declared upon the Series B Preferred Shares and any other Parity Preferred Shares shall be declared pro rata so that the amount of distributions declared per share on such Series B Preferred Shares and such other Parity Preferred Shares shall in all cases bear to each other the same ratio that the accrued distributions per share on the Series B Preferred Shares and such other Parity Preferred Shares bear to each other. Except as set forth in the preceding sentence, unless full distributions on the Series B Preferred Shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than in Common Shares or other shares of equity securities of the Company ranking junior to the Series B Preferred Shares as to distributions and upon liquidation) shall be authorized or paid or set aside for payment on the Common Shares or on any other shares of equity securities of the Company ranking junior to or on a parity with the Series B Preferred Shares as to distributions or upon liquidation. Unless full distributions on the Series B Preferred Shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no Common Shares or any other shares of equity securities of the Company ranking junior to or on a parity with the Series B Preferred Shares as to distributions or upon liquidation (including less than all of Series B Preferred Shares) shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid or made available for a sinking fund for the redemption of any such shares) by the Company or any subsidiary of the Company except by conversion into or exchange for shares of equity securities of the Company ranking junior to the Series B Preferred Shares as to distributions and upon liquidation. See "Description of Preferred Shares-Description of Series B Preferred Shares-Redemption" for similar restrictions on the redemption, purchase or other acquisition of the Series B Preferred Shares. Notwithstanding that the Series B Preferred Shares rank senior to the Nomura Preferred Shares as to rights to receive distributions and amounts payable upon liquidation, dissolution or winding up of the Company, the Company is obligated (whether or not distributions on the Series B Preferred Shares for all past Distribution Periods and the then current Distribution Period have been paid) (i) to mandatorily redeem Series A-1 Preferred Shares in accordance with its terms, and (ii) to mandatorily redeem any other Nomura Preferred Shares issued from time to time in accordance with their terms set forth in the articles supplementary classifying such series of Nomura Preferred Shares. See "Description of Preferred Shares-Description of Series A-1 Preferred Shares-Redemption."

     No distributions on the Series B Preferred Shares shall be authorized by the Board of Trustees of the Company or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law. The Company's $190 million secured credit facility (the "Credit Facility") presently limits the distributions payable by the Company on its Common Shares and outstanding preferred shares of beneficial interest to 100% of Funds from Operations (as defined below) for the Company on a consolidated and cumulative basis over the prior four quarters. For the purposes of the Credit Facility, "Funds from Operations" means net income less gains from property sales, plus losses from property sales and debt restructurings, amortization and depreciation, noncash expense and minority interest expense, less the sum of scheduled principal payments, excluding balloon payments, and capital expenditures. For the purposes of the preceding sentence, capital expenditures are assumed to be $0.15 per square foot of GLA on the properties operated and maintained by the Company, excluding ground leases, in excess of five years old. Cash flow from properties that secure loans that are in default and as to which the indebtedness has been accelerated are excluded from the calculation of Funds from Operations.

     Notwithstanding the foregoing, distributions on the Series B Preferred Shares will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such distributions, whether or not any agreement of the Company prohibits payment of such distributions, and whether or not such distributions are authorized. Accrued but unpaid distributions on the Series B Preferred Shares will not bear interest and holders of Series B Preferred Shares shall not be entitled to any distribution, whether payable in cash, property or shares of beneficial interest, in excess of full cumulative distributions on the Series B Preferred Shares as provided above.

     Any distribution payment made on the Series B Preferred Shares shall first be credited against the earliest accrued but unpaid distribution due with respect to such shares which remains payable.

     If, for any taxable year, the Company elects to designate as "capital gain dividends" (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the "Code")) any portion (the "Capital Gains Amount") of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of shares of beneficial interest in the Company (the "Total Distributions"), then the portion of the Capital Gains Amount that will be allocable to the holders of the Series B Preferred Shares will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid or made available to the holders of the Series B Preferred Shares for the year and the denominator of which shall be the Total Distributions.

Liquidation Preference

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of shares of beneficial interest of the Company ranking junior to the Series B Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of Series B Preferred Shares shall be entitled to receive, after payment or provision for payment of the Company's debts and other liabilities, out of assets of the Company legally available for distribution to shareholders, a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid distributions to the date of such liquidation, dissolution or winding up (whether or not declared). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Shares will have no right or claim to any of the remaining assets of the Company. Notwithstanding the foregoing, under certain circumstances, in the event that The Great Plains MetroMall LLC receives cash proceeds from any capital transaction with respect to The Great Mall of the Great Plains, pursuant to the terms of the agreements governing The Great Mall of the Great Plains, the Company may be required to purchase the Series A-1 Preferred Shares whether or not the Company is in liquidation.

     In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Series B Preferred Shares and the corresponding amounts payable on all shares of other classes or series of equity security of the Company ranking on a parity with the Series B Preferred Shares in the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Series B Preferred Shares and all other such classes or series of equity security shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. If liquidating distributions shall have been made in full to all holders of Series B Preferred Shares, the remaining assets of the Company shall be distributed among the holders of any other classes or series of equity security ranking junior to the Series B Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares.

     For purposes of this section, a distribution of assets in any dissolution, winding up or liquidation will not include (i) any consolidation or merger of the Company with or into any other entity, (ii) any dissolution, liquidation, winding up, or reorganization of the Company immediately followed by incorporation of another entity to which such assets are distributed or (iii) a sale or other disposition of all or substantially all of the Company's assets to another entity; provided that, in each case, effective provision is made in the charter of the resulting and surviving entity or otherwise for the recognition, preservation and protection of the rights of the holders of Series B Preferred Shares.

Redemption

     Except in certain circumstances relating to the Company's maintenance of its ability to qualify as a REIT under the Code as described under "Description of Common Shares-Restrictions on Ownership and Transfer," the Series B Preferred Shares are not redeemable prior to November 15, 2002. On any date as fixed by the Board of Trustees of the Company on or after November 15, 2002, the Company, upon not less than 30 nor more than 60 days' written notice, may redeem the Series B Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid distributions thereon, if any (whether or not declared), to the date fixed for redemption (except as provided below), without interest, to the extent the Company will have funds legally available therefore. The redemption price of the Series B Preferred Shares (other than any portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of other capital shares of the Company and not from any other source. For purposes of the preceding sentence, "capital shares" means any common shares of beneficial interest, preferred shares, depositary shares, interests, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing of or in the Company or the Operating Partnership. Holders of Series B Preferred Shares to be redeemed shall surrender such Series B Preferred Shares at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid distributions payable upon such redemption following such surrender. If notice of redemption of any Series B Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Series B Preferred Shares so called for redemption, then from and after the redemption date distributions will cease to accrue on such Series B Preferred Shares, such Series B Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accrued and unpaid distributions payable upon such redemption. If fewer than all of the outstanding Series B Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by the Board of Trustees of the Company and such shares shall be redeemed pro rata from the holders of record thereof in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Company.

     Notwithstanding the foregoing, unless full cumulative distributions on all Series B Preferred Shares shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods, no Series B Preferred Shares shall be redeemed unless all outstanding Series B Preferred Shares are simultaneously redeemed and the Company shall not purchase or otherwise acquire directly or indirectly any Series B Preferred Shares (except by exchange for shares of beneficial interest of the Company ranking junior to the Series B Preferred Shares as to distributions and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Company of Excess Shares (as defined below) in order to ensure that the Company remains qualified as a REIT for federal income tax purposes, or the purchase or acquisition of Series B Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series B Preferred Shares.

     Notice of redemption will be given by publication in a newspaper of general circulation in The City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days' prior to the redemption date. A similar notice will be mailed by the Company, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of Series B Preferred Shares to be redeemed at their respective addresses as shown on the stock transfer books of the Company. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series B Preferred Shares except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of Series B Preferred Shares to be redeemed; (iv) the place or places where the Series B Preferred Shares are to be surrendered for payment of the redemption price; and (v) that distributions on the Series B Preferred Shares to be redeemed will cease to accrue on such redemption date. If fewer than all the Series B Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series B Preferred Shares to be redeemed from such holder.

     In order to facilitate the redemption of the Series B Preferred Shares, the Board of Trustees may fix a record date for the determination of Series B Preferred Shares to be redeemed, such record date to be not less than 30 or more than 60 days prior to the date fixed for such redemption. Except as provided above, the Company will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series B Preferred Shares for which a notice of redemption has been given.

     The Series B Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions (except as provided under "-Restrictions on Ownership and Transfer").

     Subject to applicable law and the limitation on purchases when distributions on the Series B Preferred Shares are in arrears, the Company may, at any time and from time to time, purchase any Series B Preferred Shares in the open market, by tender or by private agreement.

Voting Rights

     Holders of the Series B Preferred Shares will not have any voting rights, except as set forth below or as otherwise expressly required by applicable law.

     Whenever distributions on any Series B Preferred Shares shall be in arrears for six or more quarterly periods (whether or not consecutive), the holders of such Series B Preferred Shares (voting separately as a class with all other series of Preferred Shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional trustees of the Company at a special meeting called by the holders of record of at least 20% of the outstanding Series B Preferred Shares or the holders of shares of any series of Preferred Shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders and at each subsequent meeting until all distributions accumulated on such Series B Preferred Shares for the past distribution periods and the then current distribution period shall have been fully paid or authorized and declared and a sum sufficient for the payment thereof set aside for payment in full. In such case, the entire Board of Trustees will be increased by two trustees.

     The affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Shares and of any series of Parity Preferred Shares, voting as a single class, will be required to authorize another class of equity securities senior to the Series B Preferred Shares with respect to the payment of distributions or the distribution of assets on liquidation. The affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Shares will be required to amend, alter or repeal any provision of, or add any provision to, the Declaration of Trust, including the Articles Supplementary relating to the Series B Preferred Shares (the "Articles Supplementary"), if such action would materially and adversely alter or change the rights, preferences or privileges of the Series B Preferred Shares. No such vote or consent is required in connection with (i) any increase in the total number of authorized Common Shares; (ii) the authorization or increase of any class or series of shares of beneficial interest ranking, as to distribution rights and liquidation preference, on a parity with or junior to the Series B Preferred Shares; (iii) any merger or consolidation in which the Company is the surviving entity if, immediately after the merger or consolidation, there are outstanding no shares of beneficial interest and no securities convertible into shares of beneficial interest ranking as to distribution rights or liquidation preference senior to the Series B Preferred Shares other than the securities of the Company outstanding prior to such merger or consolidation; (iv) any merger or consolidation in which the Company is not the surviving entity if, as result of the merger or consolidation, the holders of Series B Preferred Shares receive shares of stock or beneficial interest or other equity securities with preferences, rights and privileges substantially identical with the preferences, rights and privileges of the Series B Preferred Shares and there are outstanding no shares of stock or beneficial interest or other equity securities of the surviving entity ranking as to distribution rights or liquidation preference senior to the Series B Preferred Shares other than the securities of the Company outstanding prior to such merger or consolidation; or (v) if, at or prior to the time when the issuance of any such shares ranking senior to the Series B Preferred Shares is to be made or any such change is to take effect, as the case may be, proper notice has been given and sufficient funds have been irrevocably deposited in trust for the redemption of all the then outstanding Series B Preferred Shares.

Conversion

     The Series B Preferred Shares are not convertible into or exchangeable for any other property or securities of the Company.

Restrictions on Ownership and Transfer

     Ownership of Series B Preferred Shares by any person is limited, with certain exceptions, to (i) 8.0% of the lesser of the number or value of the Company's total outstanding shares of beneficial interest and (ii) 9.9% of the lesser of the number or value of the total outstanding Series B Preferred Shares. For information regarding additional restrictions on ownership and transfer of the Series B Preferred Shares, see "Description of Common Shares-Restrictions on Ownership and Transfer."

     In addition to the restrictions on ownership and transfer set forth in the Declaration of Trust, the Articles Supplementary provide, subject to certain exceptions, that no holder (other than any person approved by the Board of Trustees, at their option and in their discretion, provided such approval will not result in the termination of the status of the Company as a
REIT) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% (the "Series B Ownership Limit") of the lesser of the number or value (in either case as determined in good faith by the Board of Trustees) of the total outstanding Series B Preferred Shares.

     The Board of Trustees may waive the Series B Ownership Limit if evidence, satisfactory to the Board of Trustees and the Company's tax counsel is presented, that such ownership will not then or in the future jeopardize the Company's status as a REIT. As a condition of such waiver, the intended transferee must give written notice to the Company of the proposed transfer and must furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the Board of Trustees no later than the 15th day prior to any transfer which, if consummated, would result in the intended transferee owning Shares in excess of the Series B Ownership Limit.

     Any transfer of Shares that would (i) create a direct or indirect ownership of Shares in excess of the Series B Ownership Limit, (ii) result in the Series B Preferred Shares being owned by fewer than 100 persons for purposes of the REIT provisions of the Code, or (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no, rights to the Shares. The Articles Supplementary provide that the Company, by notice to the holder thereof, may purchase any or all Series B Preferred Shares (the "Series B Excess Preferred Shares") that are proposed to be transferred pursuant to a transfer which, if consummated, would result in the intended transferee owning Series B Preferred Shares in excess of the Series B Ownership Limit or would otherwise jeopardize the REIT status of the Company. From and after the date fixed for purchase by the Board of Trustees, the holder of such shares to be purchased by the Company shall cease to be entitled to distributions, voting rights and other benefits with respect to such Shares except the right to payment of the purchase price for the shares. The purchase price for any Series B Excess Preferred Shares shall be equal to the fair market value of such Series B Preferred Shares. Any distribution paid to a proposed transferee on Series B Excess Preferred Shares prior to the discovery by the Company that such shares have been transferred in violation of the provisions of the Articles Supplementary shall be repaid to the Company upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Series B Excess Preferred Shares may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Series B Excess Preferred Shares and to hold such Series B Excess Preferred Shares on behalf of the Company.

     All persons who own, directly or indirectly by virtue of the attribution provisions of the Code, more than 5% in number or value of the outstanding Series B Preferred Shares must give a written notice to the Company containing the information specified in the Articles Supplementary by January 30 of each year. In addition, each direct or indirect holder of Series B Preferred Shares shall upon demand be required to disclose to the Company in writing such information with respect to the direct or indirect ownership of Series B Preferred Shares as the Board of Trustees deem necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

Transfer Agent

     The registrar, transfer agent and distribution disbursing agent for the Series B Preferred Shares will be The Harris Trust and Savings Bank.

Description of Series C Preferred Shares

Set forth below is a summary of the material terms of the Series C Preferred Shares.

Distributions

     The holders of the Series C Preferred Shares shall be entitled to receive, after and subject to the payment in full to holders of the Series B Preferred Shares and of any other series of preferred shares senior to the Series C Preferred Shares with respect to distributions, cumulative distributions, payable quarterly on April 1, July 1, October 1 and January 1, at the annual rate per share equal to the product of $1,000, which amount is subject to adjustment (the "Series C Liquidation Preference"), and a variable rate at 3-month LIBOR plus, at all times prior to June 4, 1998, 285 basis points which rate was 5.91% at December 15, 1997, and at all times on or after June 4, 1998, 500 basis points.

     In addition, the margin over LIBOR used to determine the distribution rate of the Series C Preferred Shares will be increased under the following circumstances. If there are Series C Preferred Shares together with Nomura Preferred Shares (together, "Pari Passu Shares") outstanding having an aggregate liquidation preference of less than or equal to $100 million, the margin over LIBOR used to determine the distribution rate on the Series C Preferred Shares will be increased from 285 basis points to the following based upon the then percentage that Equity is of Total Market Capitalization:
(i) greater or equal to 42% but less than 47%, 310 basis points prior to June 4, 1998, and 525 basis points on and after June 4, 1998; (ii) greater or equal to 37% but less than 42%, 405 basis points prior to June 4, 1998, and 620 basis points on and after June 4, 1998; (iii) greater or equal to 32% but less than 37%, 485 basis points prior to June 4, 1998, and 700 basis points on and after June 4, 1998; and (iv) less than 32%, 605 basis points prior to June 4, 1998, and 820 basis points on and after June 4, 1998. If there are Pari Passu Shares outstanding having an aggregate liquidation preference of greater than $100 million but less than or equal to $200 million, the margin over LIBOR used to determine the distribution rate on the Series C Preferred Shares will be increased from 285 basis points to the following based upon the then percentage that Equity is of Total Market Capitalization: (i) greater or equal to 42% but less than 47%, 335 basis points prior to June 4, 1998, and 550 basis points on and after June 4, 1998; (ii) greater or equal to 37% but less than 42%, 455 basis points prior to June 4, 1998, and 670 basis points on and after June 4, 1998; (iii) greater or equal to 32% but less than 37%, 545 basis points prior to June 4, 1998, and 760 basis points on and after June 4, 1998; and (iv) less than 32%, 655 basis points prior to June 4, 1998, and 870 basis points on and after June 4, 1998. If there are Pari Passu Shares outstanding having an aggregate liquidation preference of greater than $200 million, the margin over LIBOR used to determine the distribution rate on the Series C Preferred Shares will be increased from 285 basis points to the following based upon the then percentage that Equity is of Total Market Capitalization: (i) greater or equal to 42% but less than 47%, 360 basis points prior to June 4, 1998, and 575 basis points on and after June 4, 1998; (ii) greater or equal to 37% but less than 42%, 485 basis points prior to June 4, 1998, and 700 basis points on and after June 4, 1998;
(iii) greater or equal to 32% but less than 37%, 585 basis points prior to June 4, 1998, and 800 basis points on and after June 4, 1998; and (iv) less than 32%, 685 basis points prior to June 4, 1998, and 900 basis points on and after June 4, 1998.

     In addition, holders of Series C Preferred Shares outstanding on June 4, 1998 are entitled to receive if, as and when authorized out of net profits, a dividend, payable on June 4, 1998, of $25.35 per Series C Preferred Share.

Series C Defaults

     If the Company (a) fails to maintain certain debt to asset ratios as described below, (b) refinances its approximately $181.0 million loan with Nomura without Nomura's prior consent, (c) permits distributions to be in arrears for two or more quarters or (d) fails to comply with its obligations to cause Elizabeth MetroMall LLC to sell its assets promptly if Series C Preferred Shares remain outstanding at December 4, 1998 and to use net proceeds derived from this or any other sale of Elizabeth MetroMall LLC's property to redeem Series C Preferred Shares (each a "Series C Default"), an additional distribution of $40 per share per annum shall accrue on each Series C Preferred Share. As of the date of this Prospectus, no Series C Defaults have occurred.

     It is a Series C Default if the Company's ratio of Consolidated Debt to Consolidated Total Assets (the "Series C Debt Ratio") is more than 0.60 to
1.00 and if its ratio of Adjusted Consolidated Debt to Adjusted Consolidated Total Assets (the "Series C Adjusted Debt Ratio") is more than 0.70 to 1.00. As of September 30, 1997, the Series C Debt Ratio and Series C Adjusted Debt Ratio were 0.52 to 1.00 and 0.57 to 1.00, respectively.

     For the purposes of the Series C Debt Ratio, "Consolidated Total Assets" means the sum of the cash and cash equivalents, the cost (unrecovered cost in the case of investments) of all recently developed or acquired real property and the aggregate value of all other real property and certain investments in unconsolidated ventures owned by the Company and its consolidated entities determined by applying a 9.50% capitalization rate to the adjusted net income of the Company and its consolidated entities. For the purposes of the Series C Debt Ratio, "Adjusted Consolidated Total Assets" means Consolidated Total Assets of the Company and its consolidated entities plus the Company and its consolidated entities' pro rata share of the consolidated assets of each unconsolidated entity using the method of computation set forth in the definition of Consolidated Total Assets above.

Conversion

     Each Series C Preferred Share is convertible at the option of the holder at any time during the period (a) beginning on the earliest of (i) the date of a Series C Default and (ii) December 4, 1998, and (b) ending on the business day prior to the date fixed for redemption or the payment of any amounts distributable on liquidation to the holders of the Series C Preferred Shares. Upon conversion, the holder of each Series C Preferred Share shall receive such number of Common Shares equal to the quotient of (x) the Series C Liquidation Preference divided by (y) the product of (i) the average market price for the Common Shares for the 30 trading days prior to conversion times
(ii) the Series C Applicable Conversion Percentage. Provided that no Series C Default has occurred and is continuing, the "Series C Applicable Conversion Percentage" shall be (a) 80%, if conversion occurs prior to December 4, 1999,
(b) 75%, if conversion occurs between December 4, 1999 and December 3, 2000, and (c) 70%, if conversion occurs after December 3, 2000. Holders of the Series C Preferred Shares are entitled to certain customary anti-dilution protections in the event the Company issues any of its Common Shares for a consideration less than the market price in effect on the date of such issuance. Notwithstanding the foregoing, no holder of Series C Preferred Shares shall have the right to convert such Series C Preferred Shares into Common Shares if the Common Shares issued as a result of such conversion of any Series C Preferred Shares and any conversion of Nomura Preferred Shares, would (i) have voting power equal to or in excess of 20% of the voting power of the Common Shares outstanding on November 27, 1996 or (ii) equal or exceed 20% of the number of Common Shares outstanding on November 27, 1996.

Voting

     In the event that (i) distributions on any Series C Preferred Shares shall be in arrears for two or more quarters or (ii) a Series C Default shall have occurred and be continuing, the holders of a majority of the Series C Preferred Shares shall have the exclusive right, voting separately as a class together with the holders of Nomura Preferred Shares, to elect two additional trustees for one-year terms. The term of office of each trustee elected by the holders of the Series C Preferred Shares and the Nomura Preferred Shares shall terminate when all accumulated distributions on the Series C Preferred Shares and the Nomura Preferred Shares have been paid in full or set aside for payment in full and no Series C Default shall exist.

     Other than as set forth above and as required by law, holders of Series C Preferred Shares have no other voting rights except that the Company may not (i) amend or repeal any provision of the Declaration or Bylaws which would have a dilutive effect on the Series C Preferred Shares, increase the number of members of the Board of Trustees, or otherwise materially adversely affect the economic rights of the Series C Preferred Shares, (ii) issue any preferred shares senior to the Series C Preferred Shares unless all Series C Preferred Shares are redeemed with the proceeds thereof, (iii) authorize the sale of substantially all of its assets or any merger with and into another entity, and (iv) enter into a transaction with certain of its employees and shareholders on terms less favorable to the Company than those that could have been obtained in a comparable arm's length transaction with a third party without, in each such case, first obtaining the affirmative vote of the holders of a majority of the then outstanding Series C Preferred Shares. In addition, the Company may not take any action which would adversely affect the Series C Preferred Shares without the affirmative vote of the holders of at least two-thirds of the then outstanding number of shares of such adversely affected Series C Preferred Shares.

Redemption

     In the event that cash proceeds are received from any capital transaction with respect to property owned by Elizabeth MetroMall LLC, whether or not such proceeds are made available to the Company, the Company shall be obligated to redeem, at a price equal to the Series C Liquidation Preference plus an amount equal to any distributions accrued but unpaid thereon (the "Series C Redemption Price"), such maximum number of whole Series C Preferred Shares as may be redeemed at the Series C Redemption Price with such proceeds. In addition, if any Series C Preferred Shares remain outstanding on or after December 4, 1998, the Company is required to cause Elizabeth MetroMall LLC to sell all of its assets promptly after December 4, 1998 (and in any event by March 31, 1999), and use the proceeds therefrom to redeem, at the Series C Redemption Price, such maximum number of whole Series C Preferred Shares as may be redeemed at the Series C Redemption Price with such proceeds.

Liquidation

     The holders of Series C Preferred Shares shall, in the event of any liquidation, dissolution or winding up of the Company, be entitled to receive after and subject to the payment in full to holders of the Series B Preferred Shares and of any other series of preferred shares senior to the Series C Preferred Shares with respect to liquidation, but before any payment shall be made to the holders of the Company's Common Shares, an amount equal to the Series C Liquidation Preference plus any accrued distributions thereon.

Restrictions on Ownership and Transfer

     Ownership of shares of beneficial interest, including the Series C Preferred Shares, by any person is limited, with certain exceptions, to 8.0% of the lesser of the number or value of the Company's total outstanding shares of beneficial interest. For information regarding additional restrictions on ownership and transfer of the Series C Preferred Shares, see "Description of Common Shares - Restrictions on Ownership and Transfer."

Other Preferred Shares

     The following description of the Preferred Shares which may be offered pursuant to a Prospectus Supplement sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate. The particular terms of the Preferred Shares being offered and the extent to which such general provisions may or may not apply will be described in a Prospectus Supplement relating to such Preferred Shares. The statements below describing the Preferred Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Declaration of Trust (including the applicable Articles Supplementary) and the Company's Bylaws, as in effect.

     Subject to limitations prescribed by Maryland law and the Declaration of Trust, the Board of Trustees is authorized to fix the number of shares constituting each series of Preferred Shares and the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption as may be fixed by resolution of the Board of Trustees or a duly authorized committee thereof. The Preferred Shares will, when issued, be fully paid and nonassessable and will have no preemptive rights.

     Both Maryland statutory law governing real estate investment trusts organized under the laws of that state and the Declaration of Trust provide that no shareholder of the Company will be personally liable for any obligation of the Company solely as a result of his status as a shareholder. The Company's Bylaws further provide that the Company shall indemnify each shareholder or former shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder or a former shareholder and that the Company shall reimburse each shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability. In addition, it is the Company's policy to include a clause in its contracts which provides that shareholders assume no personal liability for obligations entered into on behalf of the Company. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory and other liabilities, a shareholder may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Company. Inasmuch as the Company carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which the Company's assets plus its insurance coverage would be insufficient to satisfy the claims against the Company and its shareholders.

     The Register and Transfer Agent for any Preferred Shares will be set forth in the applicable Prospectus Supplement.

     Reference is made to the Prospectus Supplement relating to the Preferred Shares offered thereby for specific terms, including:

      (1) the title and stated value of such Preferred Shares;

      (2) the number of such Preferred Shares being offered, the liquidation preference per share and the offering price of such Preferred Shares;

      (3) the distribution rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Shares;

      (4) the date from which distributions on such Preferred Shares shall accumulate, if applicable;

      (5) the procedures for any auction and remarketing, if any, for such Preferred Shares;

      (6) the provision for a sinking fund, if any, for such Preferred
          Shares;

      (7) the provisions for redemption, if applicable, of such Preferred
          Shares;

      (8) any listing of such Preferred Shares on any securities exchange;

      (9) the terms and conditions, if applicable, upon which such Preferred Shares will be convertible into Common Shares, including the conversion price (or manner of calculation thereof);

     (10) a discussion of federal income tax considerations applicable to such Preferred Shares;

     (11) the relative ranking and preferences of such Preferred Shares as to distribution rights (including whether any liquidation preference as to the Preferred Shares will be treated as a liability for purposes of determining the availability of assets of the Company for distributions to holders of Shares remaining junior to the Preferred Shares as to distribution rights) and rights upon liquidation, dissolution or winding up of the affairs of the Company;

     (12) any limitations on issuance of any series of preferred shares ranking senior to or on a parity with such series of Preferred Shares as to distribution rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

     (13) any limitations on direct or beneficial ownership and restrictions on transfer of such Preferred Shares, in each case as may be appropriate to preserve the status of the Company as a REIT; and

     (14) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Shares.

Rank

     Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Shares will, with respect to distribution rights and/or rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Shares, and to all equity securities ranking junior to such Preferred Shares with respect to distribution rights and/or rights upon liquidation, dissolution or winding up of the Company, as the case may be; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares with respect to distribution rights and/or rights upon liquidation, dissolution or winding up of the Company, as the case may be; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Shares with respect to distribution rights and/or rights upon liquidation, dissolution or winding up of the Company, as the case may be. As used in the Declaration of Trust, for these purposes, the term "equity securities" does not include convertible debt securities. The Preferred Shares will rank on a parity with or junior to the Nomura Preferred Shares and the Series C Preferred Shares unless the holders thereof agree otherwise. If the holders of the Nomura Preferred Shares and the Series C Preferred Shares agree that the Preferred Shares may rank senior to the Nomura Preferred Shares and the Series C Preferred Shares, then the Preferred Shares may rank on a parity with or junior to the Series B Preferred Shares, unless the holders of the Series B Preferred Shares agree otherwise.

Distributions

     Holders of Preferred Shares shall be entitled to receive, when, as and if authorized by the Board of Trustees of the Company, out of assets of the Company legally available for payment, cash distributions at such rates (or method of calculation thereof) and on such dates as will be set forth in the applicable Prospectus Supplement. Each such distribution shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Trustees of the Company.

     Distributions on any series of the Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Distributions, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Trustees of the Company fails to authorize a distribution payable on a distribution payment date on any series of the Preferred Shares for which distributions are noncumulative, then the holders of such series of the Preferred Shares will have no right to receive a distribution in respect of the distribution period ending on such distribution payment date, and the Company will have no obligation to pay the distribution accrued for such period, whether or not distributions on such series are authorized for payment on any future distribution payment date.

     If any Preferred Shares of any series are outstanding, no full distributions shall be authorized or paid or set apart for payment on the preferred shares of the Company of any other series ranking, as to distributions, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative distribution, full cumulative distributions have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past distribution periods and the then current distribution period or (ii) if such series of Preferred Shares does not have a cumulative distribution, full distributions for the then current distribution period have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Preferred Shares of any series and the shares of any other series of preferred shares ranking on a parity as to distributions with the Preferred Shares of such series, all distributions authorized upon the Preferred Shares of such series and any other series of preferred shares ranking on a parity as to distributions with such Preferred Shares shall be authorized pro rata so that the amount of distributions authorized per share on the Preferred Shares of such series and such other series of preferred shares shall in all cases bear to each other the same ratio that accrued and unpaid distributions per share on the Preferred Shares of such series (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Preferred Shares do not have a cumulative distribution) and such other series of preferred shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Preferred Shares of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative distribution, full cumulative distributions on the Preferred Shares of such series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period and (ii) if such series of Preferred Shares does not have a cumulative distribution, full distributions on the Preferred Shares of such series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, no distributions (other than in common shares or other shares of beneficial interest ranking junior to the Preferred Shares of such series as to distributions and upon liquidation, dissolution or winding up of the affairs of the Company) shall be authorized or paid or set aside for payment or other distribution upon the Common Shares or any other shares of beneficial interest of the Company ranking junior to or on a parity with the Preferred Shares of such series as to distributions or upon liquidation, dissolution or winding up of the affairs of the Company, nor shall any Common Shares or any other shares of beneficial interest of the Company ranking junior to or on a parity with the Preferred Shares of such series as to distributions or upon liquidation, dissolution or winding up of the affairs of the Company be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of beneficial interest) by the Company (except by conversion into or exchange for other shares of beneficial interest of the Company ranking junior to the Preferred Shares of such series as to distributions and upon liquidation, dissolution or winding up of the affairs of the Company).

     Any distribution payment made on a series of Preferred Shares shall first be credited against the earliest accrued but unpaid distribution due with respect to shares of such series which remains payable.

Redemption

     If so provided in the applicable Prospectus Supplement, the Preferred Shares of any series will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid distributions thereon (which shall not, if such Preferred Shares does not have a cumulative distribution, include any accumulation in respect of unpaid distributions for prior distribution periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of shares of beneficial interest of the Company, the terms of such Preferred Shares may provide that, if no such shares of beneficial interest shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into shares of the applicable shares of beneficial interest of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative distribution, full cumulative distributions on all shares of such series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period and (ii) if such series of Preferred Shares does not have a cumulative distribution, full distributions on all shares of such series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, no shares of such series of Preferred Shares shall be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series, and, unless (i) if such series of Preferred Shares has a cumulative distribution, full cumulative distributions on all outstanding shares of such series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period and (ii) if such series of Preferred Shares does not have a cumulative distribution, full distributions on all shares of such series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, the Company shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for shares of beneficial interest of the Company ranking junior to the Preferred Shares of such series as to distributions and upon liquidation).

     If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by the Company.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price; (v) that distributions on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate.
If fewer than all the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been properly given and if the funds necessary for such redemption have been irrevocably set aside by the Company in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date distributions will cease to accrue on such Preferred Shares, such Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. Any moneys so deposited which remain unclaimed by the holders of such Preferred Shares at the end of two years after the redemption date will be returned by the applicable bank or trust company to the Company.

Liquidation Preference

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of shares of beneficial interest of the Company ranking junior to any series of Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of such series of Preferred Shares shall be entitled to receive, after payment or provision for payment of the Company's debts and other liabilities, out of assets of the Company legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all distributions accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Preferred Shares do not have a cumulative distribution). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of such series of Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all such outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of shares of beneficial interest of the Company ranking on a parity with such series of Preferred Shares in the distribution of assets upon liquidation, dissolution or winding up, then the holders of such series of Preferred Shares and all other such classes or series of shares of beneficial interest shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If the liquidating distributions shall have been made in full to all holders of a series of Preferred Shares, the remaining assets of the Company shall be distributed among the holders of any other classes or series of shares of beneficial interest ranking junior to such series of Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For purposes of this section, a distribution of assets in any dissolution, winding up or liquidation will not include (i) any consolidation or merger of the Company with or into any other corporation,
(ii) any dissolution, liquidation, winding up, or reorganization of the Company immediately followed by organization of another entity to which such assets are distributed or (iii) a sale or other disposition of all or substantially all of the Company's assets to another entity; provided that, in each case, effective provision is made in the charter of the resulting and surviving entity or otherwise for the recognition, preservation and protection of the rights of the holders of Preferred Shares.

Voting Rights

     Holders of any series of Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Unless provided otherwise for any series of Preferred Shares, so long as any Preferred Shares remain outstanding, the Company will not, without the affirmative vote or consent of the holders of a majority of the shares of each series of Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking prior to such series of Preferred Shares with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized shares of beneficial interest of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Declaration of Trust, including the applicable Articles Supplementary for such series of Preferred Shares, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Shares or the holders thereof; provided, however, that any increase in the amount of the authorized preferred shares or the creation or issuance of any other series of preferred shares, or any increase in the amount of authorized shares of such series or any other series of Preferred Shares, in each case ranking on a parity with or junior to the Preferred Shares of such series with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be affected, all outstanding shares of such series of Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

     Whenever distributions on any Preferred Shares shall be in arrears for six or more consecutive quarterly periods, the holders of such Preferred Shares (voting together as a class with all other series of Preferred Shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional trustees of the Company until, (i) if such series of Preferred Shares has a cumulative distribution, all distributions accumulated on such Preferred Shares for the past distribution periods and the then current distribution period shall have been fully paid or authorized and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Shares does not have a cumulative distribution, four consecutive quarterly distributions shall have been fully paid or authorized and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Trustees of the Company will be increased by two trustees.

Conversion Rights

     The terms and conditions, if any, upon which any series of Preferred Shares are convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Shares.

Restrictions on Transfer

     For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year, and the shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). Therefore, the Declaration of Trust imposes certain restrictions on the ownership and transferability of Preferred Shares. For a general description of such restrictions, see "Description of Common Shares-Restrictions on Ownership and Transfer." All certificates representing Preferred Shares will bear a legend referring to these restrictions.


                        DESCRIPTION OF COMMON SHARES

     As of December 21, 1997, the Company had outstanding 23,669,710 Common Shares. The following description of the Common Shares sets forth certain general terms and provisions of the Common Shares to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Shares will be issuable upon conversion of Preferred Shares or upon the exercise of Warrants or Rights. The statements below describing the Common Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Declaration of Trust and the Company's Bylaws.

     Subject to the preferential rights of any Preferred Shares and to the provisions of the Declaration of Trust relating to Excess Shares (as defined below), holders of the Common Shares are entitled to receive distributions when, as and if authorized and declared by the Board of Trustees of the Company, out of assets legally available therefor. Payment and authorization of distributions on the Common Shares and purchases of Common Shares by the Company will be subject to certain restrictions if the Company fails to pay distributions on the Series A-1 Preferred Shares, the Series B Preferred Shares and Preferred Shares. See "Description of Preferred Shares." Upon any liquidation, dissolution or winding-up of the Company, holders of Common Shares will be entitled to share ratably in any assets legally available for distribution to them, after payment or provision for payment of the known debts and other liabilities of the Company and the preferential amounts owing with respect to any outstanding Series A-1 Preferred Shares, the Series B Preferred Shares and Preferred Shares. Subject to the provisions of the Declaration of Trust relating to Excess Shares, each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the trustees then standing for election and the holders of the remaining shares will not be able to elect any trustees. Holders of Common Shares will have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of the Company. Subject to the provisions of the Declaration of Trust regarding the restriction on transfer of shares of beneficial interest, Common Shares will have equal dividend, liquidation and other rights. The Common Shares will, when issued, be fully paid and nonassessable.

     The description of the limitations on the liability of shareholders of the Company set forth under "Description of Preferred Shares-Other Preferred Shares" is applicable to holders of Common Shares.

     The Registrar and Transfer Agent for the Company's Common Shares is The Harris Trust and Savings Bank.

Restrictions on Ownership and Transfer

     For the Company to continue to qualify as a REIT under the Code, (i) not more than 50% of the value of its outstanding shares of beneficial interest ("Shares") may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year and (ii) the Shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year and certain other requirements must be satisfied.

     The Declaration of Trust, subject to certain exceptions, provides that no holder (other than (i) Herbert Glimcher, (ii) David J. Glimcher and
(iii) any other person approved by the Board of Trustees, at their option and in their discretion, provided that such approval will not result in the termination of the status of the Company as a REIT (collectively, "Excepted Persons")) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 8% (the "Ownership Limit") of the lesser of the number or value (in either case as determined in good faith by the Board of Trustees) of the total outstanding Shares. In order to be considered by the Board of Trustees as an Excepted Person, a person also must not own, directly or indirectly, an interest in a tenant of the Company (or a tenant of any entity owned or controlled by the Company) that would cause the Company to own, directly or indirectly, more than a 9.9% interest in such a tenant. The Board of Trustees has also deemed Nomura to be an Excepted Person to the extent necessary to permit it, or its affiliates, to acquire and maintain ownership of the 34,000 Series A Preferred Shares, the Series C Preferred Shares and any Common Shares issuable upon conversion thereof to the extent it does not jeopardize the Company's qualification as a REIT. The Articles Supplementary for any series of Preferred Shares will provide, subject to certain exceptions, that no holder (other than any Excepted Person) may own, or be deemed to own by virtue of the attribution provisions of the attribution provisions of the Code, more than 9.9% (the "Preferred Shares Ownership Limit", and together with the Ownership Limit, the "Ownership Limits") of the lesser of the number or the value (in either case as determined in good faith by the Board of Trustees) of the total outstanding Preferred Shares. The Board of Trustees may also waive either of the Ownership Limits if evidence satisfactory to the Board of Trustees and the Company's tax counsel is presented, that such ownership will not then or in the future jeopardize the Company's status as a REIT. As a condition of such waiver, the intended transferee must give written notice to the Company of the proposed transfer and must furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the Board of Trustees no later than the 15th day prior to any transfer which, if consummated, would result in the intended transferee owning Shares in excess of either of the Ownership Limits. The limitation on ownership of Common Shares owned, directly or indirectly, by Messrs. Herbert Glimcher and David J. Glimcher is an aggregate of 25% of the lesser of the number or value of the outstanding Shares.

     The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determine that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. The Ownership Limits will not be automatically removed if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. In addition to preserving the Company's status as a REIT, the Ownership Limits may delay, defer or prevent a change of control of the Company that might involve a premium price for the Shares or otherwise he in the best interest of the shareholders. Any change in the Ownership Limits would require an amendment to the Declaration of Trust.

     Any transfer or issuance of Shares or any security convertible into Shares that would (i) create a direct or indirect ownership of Shares in excess of either of the Ownership Limits, (ii) with respect to transfers only, result in Shares being owned by fewer than 100 persons or (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no, rights to the Shares. The Declaration of Trust provides that the Company, by notice to the holder thereof, may purchase any or all Shares (the "Excess Shares") that are proposed to be transferred pursuant to a transfer which, if consummated, would result in the intended transferee owning Shares in excess of the Ownership Limit or would otherwise jeopardize the REIT status of the Company. The Articles Supplementary for any series of Preferred Shares will provide that the Company, by notice to the holder thereof, may purchase any or all Preferred Shares (the "Excess Preferred Shares") that are proposed to be transferred pursuant to a transfer which, if consummated, would result in the intended transferee owning Preferred Shares in excess of the Preferred Shares Ownership Limit or would otherwise jeopardize the REIT status of the Company. The purchase price of any Excess Shares or Excess Preferred Shares, as the case may be, shall be equal to the fair market value of such Shares reflected in the closing sales price for the Shares, if then listed on a national securities exchange, or such price for the Shares on the principal exchange if then listed on more than one national securities exchange, or, if the Shares are not then listed on a national securities exchange, the latest bid quotation for the Shares if then traded over-the-counter, or, if such quotation is not available, the fair market value as determined by the Board of Trustees in good faith, on the last trading day immediately preceding the day on which notice of such proposed purchase is sent by the Company. From and after the date fixed for purchase by the Board of Trustees, the holder of such Shares to be purchased by the Company shall cease to be entitled to distributions, voting rights and other benefits with respect to such Shares except the right to payment of the purchase price for the Shares. Any distribution paid to a proposed transferee on Excess Shares or Excess Preferred Shares prior to the discovery by the Company that such Shares have been transferred in violation of the provisions of the Declaration of Trust or Articles Supplementary shall be repaid to the Company upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Shares or Excess Preferred Shares shall be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Excess Shares or Excess Preferred Shares and to hold such Excess Shares or Excess Preferred Shares on behalf of the Company.

     All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% in number or value of the outstanding (i) Shares or
(ii) Preferred Shares must give a written notice to the Company containing the information specified in the Declaration of Trust or Articles Supplementary, as the case may be, by January 30 of each year. In addition, each shareholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of Shares as the Board of Trustees deem necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     These ownership limitations may delay, defer or prevent a change in control of the Company unless the Board of Trustees determine that maintenance of REIT status is no longer in the best interests of the Company.

     All certificates representing Common Shares and Preferred Shares will bear a legend referring to the restrictions described above.


                           DESCRIPTION OF WARRANTS

     The Company may issue Warrants for the purchase of Preferred Shares or Common Shares. Warrants may be issued independently or together with any Offered Securities and may be attached to or separate from such securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the following terms, where applicable, of the Warrants in respect of which this Prospectus is being delivered: (1) the title of such Warrants; (2) the aggregate number of such Warrants; (3) the price or prices at which such Warrants will be issued;
(4) the currencies in which the price of such Warrants may be payable; (5) the designation, aggregate principal amount and terms of the securities purchasable upon exercise of such Warrants; (6) the designation and terms of the Offered Securities with which such Warrants are issued and the number of such Warrants issued with each such security; (7) the currency or currencies, including composite currencies, in which the principal of or any premium or interest on the securities purchasable upon exercise of such Warrants will be payable; (8) if applicable, the date on and after which such Warrants and the related securities will be separately transferable; (9) the price at which and currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such Warrants may be purchased; (10) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (11) the minimum or maximum amount of such Warrants which may be exercised at any one time; (12) information with respect to book-entry procedures, if any; (13) a discussion of certain Federal income tax considerations; and (14) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.


                            DESCRIPTION OF RIGHTS

     The Company may issue Rights to its shareholders for the purchase of Common Shares. Each series of Rights will be issued under a separate rights agreement (a "Rights Agreement") to be entered into between the Company and a bank or trust company, as Rights agent, all as set forth in the Prospectus Supplement relating to the particular issue of Rights. The Rights agent will act solely as an agent of the Company in connection with the certificates relating to the Rights and will not assume any obligation or relationship of agency or trust for or with any holders of Rights certificates or beneficial owners of Rights. The Rights Agreement and the Rights certificates relating to each series of Rights will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Rights.

     The applicable Prospectus Supplement will describe the terms of the Rights to be issued, including the following where applicable: (i) the date for determining the shareholders entitled to the Rights distribution; (ii) the aggregate number of Common Shares purchasable upon exercise of such Rights and the exercise price; (iii) the aggregate number of Rights being issued; (iv) the date, if any, on and after which such Rights may be transferable separately; (v) the date on which the right to exercise such Rights shall commence and the date on which such right shall expire; (vi) any special United States federal income tax consequences; and (vii) any other terms of such Rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of such Rights.


                      FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general summary of the provisions of the Code, governing the Federal income tax treatment of a REIT and of certain Federal tax considerations relevant to the purchase, ownership and disposition of Offered Securities and is not tax advice. These provisions are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. Moreover, this summary is directed to prospective purchasers who will hold Offered Securities as capital assets and does not deal with all tax aspects that might be relevant to a particular prospective shareholder in light of his personal circumstances; nor does it deal with particular types of shareholders that are subject to special treatment under the Code, such as tax-exempt organizations, insurance companies, financial institutions, foreign taxpayers and broker-dealers.

     The information in this section is based on the Code, current, temporary and proposed Treasury Regulations thereunder, the legislative history of the Code, current administrative interpretations and practices of the IRS (including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), and court decisions, all as of the date hereof. The Taxpayer Relief Act of 1997 (the "1997 Act") was enacted on August 5, 1997. The 1997 Act contains many provisions which generally make it easier to operate and to continue to qualify as a REIT for taxable years beginning after the date of enactment (which, for the Company, would be applicable commencing with its taxable year beginning January 1, 1998). No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change.

     EACH PROSPECTIVE PURCHASER OF THE COMMON SHARES, PREFERRED SHARES, RIGHTS AND/OR WARRANTS IS ADVISED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS HIS OWN TAX ADVISOR WITH RESPECT TO HIS SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND SALE OF COMMON SHARES, PREFERRED SHARES, RIGHTS AND/OR WARRANTS AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Federal Income Taxation of the Company

  General

     The Company elected to be taxed as a REIT under Sections 856 and 860 of the Code, commencing with its taxable year ended December 31, 1994. In the opinion of Robinson Silverman Pearce Aronsohn & Berman LLP, commencing with the Company's taxable year ended December 31, 1994, the Company was organized in conformity with the requirements for qualification as a REIT, and its method of operation enabled it to meet the requirements for qualification and taxation as a REIT under the Code. The Company intends to continue to operate in a manner that will enable it to qualify for taxation as a REIT, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters. In addition, this opinion is based upon the factual representations made by the management of the Company concerning its business and properties. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels, diversity of share ownership, and the various other qualification tests imposed under the Code discussed below, the results of which have not been and will not be reviewed by Robinson Silverman Pearce Aronsohn & Berman LLP. Accordingly, no assurance can be given that the actual results of the Company's operation for any one taxable year will satisfy such requirements. See "Federal Income Tax Considerations-Failure to Qualify as a Real Estate Investment Trust."

     If the Company qualifies for tax treatment as a REIT, it will generally not be subject to Federal corporate taxation on its net income to the extent currently distributed to its shareholders. This substantially eliminates the "double taxation" (at both the corporate and stockholder levels) that typically results from the use of corporate investment vehicles.

     The Company will be subject to Federal income tax, however, as follows:
First, the Company will be taxed at regular corporate rates on its undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" to the extent that tax exceeds its regular tax. Third, if the Company has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, any net income that the Company has from prohibited transactions (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business and, effective for the Company's taxable year ending December 31, 1998, other than dispositions of property that occur due to an involuntary conversion) will be subject to a 100% tax. Fifth, if the Company should fail to satisfy either the 75% or 95% gross income tests (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company fails to distribute during each year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from preceding periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such an asset during the 10-year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of the excess, if any, of the fair market value over the adjusted basis of such asset as of the beginning of the Recognition Period such gain will be subject to tax at the highest regular corporate rate.

  Requirements for Qualification

     A REIT is defined in the Code as a corporation, trust or association:
(1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) not more than 50% in value of the outstanding stock of which is owned during the last half of each taxable year, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities) (the "Five or Fewer Requirement"); and (7) which meets certain income and asset tests described below. Conditions (1) to (4), inclusive, must be met during the entire taxable year and condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of conditions (5) and (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to "look-through" exception in the case of condition (6).

     The Company has represented that it has satisfied the share ownership requirements set forth in (5) and (6) above. In addition, the Company's Declaration of Trust provides restrictions regarding the transfer of its shares which are intended to assist the Company in continuing to satisfy the share ownership requirements described in (5) and (6) above. Such transfer restrictions are described in "Description of Preferred Shares-Other Preferred Shares-Restrictions on Transfer" and "Description of Common Shares-Restrictions on Ownership and Transfer."

     Pursuant to the 1997 Act, for the Company's taxable years commencing on and after January 1, 1998, if the Company complies with regulatory rules pursuant to which it is required to send annual letters to certain of its shareholders requesting information regarding the actual ownership of its stock, but does not know, or exercising reasonable diligence would not have known, whether it failed to meet the requirement that it not be closely held, the Company will be treated as having met the requirement described in (6) above. If the Company were to fail to comply with these regulatory rules for any year, it would be subject to a $25,000 penalty. If the Company's failure to comply was due to intentional disregard of the requirements, the penalty is increased to $50,000. However, if the Company's failure to comply was due to reasonable cause and not willful neglect, no penalty would be imposed.

  Ownership of a Partnership Interest

     In the case of a REIT that is a partner in a partnership, treasury regulations promulgated under the Code ("Treasury Regulations") provide that the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the REIT qualification tests, including satisfying the gross income tests and the asset tests. Accordingly, the Company's proportionate share of the assets, liabilities, and items of income of the Operating Partnership will be treated as assets, liabilities, and items of income of the Company for purposes of applying the requirements described herein, provided that such partnership is treated as a partnership for federal income tax purposes and is not taxable as a corporation for federal income tax purposes.

  Income Tests

     There are three percentage tests relating to the sources of the Company's gross income that the Company must satisfy annually to maintain its qualification as a REIT. First, at least 75% of the Company's gross income (excluding gross income from certain sales of property held primarily for sale and from discharge of indebtedness) must be directly or indirectly derived each taxable year from investments relating to real property or mortgages on real property or certain temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from certain sales of property held primarily for sale and from discharge of indebtedness) must be directly or indirectly derived each taxable year from any of the sources qualifying for the 75% test and from dividends, interest, and gain from the sale or disposition of stock or securities. Third, in each taxable year short-term gains from sales of stock or securities, gains from sales of property (other than foreclosure property) held primarily for sale and gains from the sale or other taxable disposition of real property held for less than four years (other than from involuntary conversions and foreclosure property) must represent less than 30% of the Company's gross income. However, the 1997 Act repeals the 30% gross income test effective for the Company's taxable year beginning January 1, 1998. As discussed earlier (see "Ownership of a Partnership Interest"), in applying these tests, if the Company invests in a partnership, such as the Operating Partnership, the Company will be treated as realizing its share of the income and bearing its share of the loss of the partnership, and the character of such income or loss, as well as other partnership items, will be determined at the partnership level.

     With respect to the 30% of gross income limitation on gains from sales of real properties, the Company has disposed of certain real properties in 1996 and 1997. However, the total amount of gain recognized on those dispositions was not material and the 30% limitation was satisfied in 1996 (and is expected to be satisfied in 1997). Furthermore, with respect to the tax on prohibited transactions described above, the Company believes that none of those sales were subject to such tax.

     Rents received by the Company will qualify as "rents from real property" for purposes of satisfying the gross income tests for a REIT only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person, although rents generally will not be excluded merely because they are based on a fixed percentage of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" if the REIT, or an owner of 10% or more of the REIT, also directly or constructively owns 10% or more of such tenant.
Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no income; provided, however, the Company may directly perform certain services customarily furnished or rendered in connection with the rental of real property in the geographic area in which the property is located other than services which are considered rendered to the occupant of the property. The Company will, in a timely manner, hire independent contractors from whom it derives no revenue to perform such services, except that the Company will directly perform services under certain of its leases with respect to which it will receive an opinion of counsel or otherwise satisfy itself that its performance of such services will not cause the rents to fail to qualify as "rents from real property." The Company has represented that each of the above requirements has been satisfied. In addition, for its 1998 taxable year and thereafter, the Company is permitted to receive up to 1% of the gross income from each property from the provision of non-customary services and still treat all other amounts received from such property as "rents from real property."

     The term "interest" generally does not include any amount if the determination of such amount depends in whole or in part on the income or profits of any person, although an amount generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage of receipts or sales.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is eligible for relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not now possible to determine the circumstances under which the Company may be entitled to the benefit of these relief provisions. If these relief provisions apply, a 100% tax is imposed on the net income attributable to the greater of the amount by which the Company failed the 75% test or the 95% test.

  Asset Tests

     At the close of each quarter of its taxable year, the Company must also satisfy several tests relating to the nature and diversification of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets, cash, cash items (including receivables arising in the ordinary course of the Company's operation) and government securities. In addition, not more than 25% of the value of the Company's total assets may be represented by securities other than those includible in the 75% asset class. Moreover, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets. Finally, of the investments included in the 25% asset class, the Company may not own more than 10% of any one issuer's outstanding voting securities.

  Annual Distribution Requirements

     The Company, in order to avoid being taxed as a regular corporation, is required to make distributions (other than capital gain dividends) to its shareholders which qualify for the dividends paid deduction in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the after tax net income, if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular distribution payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular corporate tax rates. Finally, as discussed above, the Company may be subject to an excise tax if it fails to meet certain other distribution requirements. The Company intends to make timely distributions sufficient to satisfy these annual distribution requirements.

     It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to, among other things, (a) timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or (b) the payment of severance benefits that may not be deductible to the Company. In the event that such timing differences occur, the Company may find it necessary to arrange for borrowings or, if possible, pay taxable share distributions in order to meet the distribution requirement.

     Under certain circumstances, in the event of a deficiency determined by the IRS, the Company may be able to rectify a resulting failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for distributions paid for the earlier year. Thus, although the Company may be able to avoid being taxed on amounts distributed as deficiency distributions, it will be required to pay interest based upon the amount of any deduction taken for deficiency distributions.

Failure to Qualify as a Real Estate Investment Trust

     The Company's election to be treated as a REIT will be automatically terminated if the Company fails to meet the requirements described above and is ineligible for relief from such failure. In that event, the Company will be subject to tax (including any applicable minimum tax) on its taxable income at regular corporate rates, and distributions to shareholders will not be deductible by the Company. Also, all distributions to shareholders will be taxable as ordinary income to the extent of current and accumulated earnings and profits allocable to such distributions and, subject to certain limitations of the Code, will be eligible for the 70% dividends received deduction for corporate shareholders (although special rules apply in the case of any "extraordinary dividend" as defined in Code Section 1059). The Company will not be eligible again to elect REIT status until the fifth taxable year which begins after the year for which the Company's election was terminated unless the Company did not willfully fail to file a timely return with respect to the termination taxable year, inclusion of incorrect information in such return was not due to fraud with intent to evade tax, and the Company establishes that failure to meet the requirement was due to reasonable cause and not willful neglect. Failure to qualify for even one year could result in the Company incurring substantial indebtedness (to the extent borrowings are feasible) or liquidating substantial investments in order to pay the resulting taxes.

Federal Income Taxation of Shareholders

  General

     So long as the Company qualifies for taxation as a REIT, distributions with respect to Common Shares, Preferred Shares or Common Shares acquired in conversion of any convertible Preferred Shares (collectively "Shares") made out of current or accumulated earnings and profits allocable thereto (and not designated as capital gain dividends) will be includible by the shareholders as ordinary income for Federal income tax purposes. For this purpose, the current and accumulated earnings and profits of the Company will be allocated first to distributions with respect to Preferred Shares and then to distributions with respect to Common Shares. None of these distributions will be eligible for the dividends received deduction for corporate shareholders. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his shares. For a U.S. shareholder who is an individual or an estate or trust, such capital gain dividends generally will be taxable at the 28% rate applicable to mid-term capital gain (i.e., gains from the sale of capital assets held for more than one year but not more than 18 months) except to the extent the Company designates the capital gain dividend as a 20% rate distribution or a 25% rate distribution, as the case may be, based on certain IRS guidelines. Corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

     The 1997 Act provides that, beginning with the Company's taxable year ending December 31, 1998, if the Company elects to retain and pay income tax on any net long term capital gain, domestic shareholders of the Company would include in their income as long term capital gain their proportionate share of such net long term capital gain. A domestic shareholder would also receive a refundable tax credit for such shareholder's proportionate share of the tax paid by the Company on such retained capital gains and an increase in its basis in the shares of the Company in an amount equal to the shareholder's includible capital gains less its share of the tax deemed paid.

     Distributions in excess of current or accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Shares. Shareholders will be required to reduce the tax basis of their Shares by the amount of such distributions until such basis has been reduced to zero, after which such distributions will be taxable as capital gain (ordinary income in the case of a shareholder who holds his Shares as a dealer). The tax basis as so reduced will be used in computing the capital gain or loss, if any, realized upon sale of the Shares. Any loss upon a sale or exchange of Shares by a shareholder who held such Shares for six months or less (after applying certain holding period rules) will generally be treated as a long-term capital loss to the extent such shareholder previously received capital gain distributions with respect to such Shares.

     Capital gain realized by the Company on the sale of its assets generally will equal the difference between the sale price and the Company's tax basis in the asset sold. This initial tax basis will be subsequently reduced by annual depreciation deductions. Inasmuch as the initial contribution of certain properties (the "Contributed Properties") was not fully taxable, the Operating Partnership's initial basis in each of the Contributed Properties, as such basis may be adjusted, is at least equal to the transferors' basis in the Contributed Properties immediately prior to the transactions, which is a lower basis than had such properties been purchased from the transferors thereof in a fully taxable transaction. However, by reason of certain partnership allocation provisions, this lower initial tax basis should not result in a greater taxable gain to the Company than would have been the case if the Contributed Properties had been purchased by the Company in a fully taxable transaction. See "Tax Aspects of the Operating Partnership and the Subsidiary Partnerships-Income Taxation of the Operating Partnership and Its Partners-Tax Allocations with Respect to Contributed Properties" and "-Sale of the Operating Partnership's Property." Additionally, such lower initial tax basis may result in lower aggregate depreciation deductions over the lives of the Properties than if the Company had purchased the Contributed Properties in a fully taxable transaction; however, by reason of certain partnership allocation provisions, the Company may be entitled to greater depreciation deductions in the initial years following the formation of the Company. Depreciation deductions reduce taxable income and thus may effectively increase the portion of distributions which would represent a non-taxable return of capital.

     Shareholders may not include in their individual Federal income tax returns any net operating losses or capital losses of the Company. In addition, any distribution declared by the Company in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by the Company no later than January 31 of the following year. The Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the Company.

     The IRS has ruled that if a REIT's dividend reinvestment plan allows shareholders of the REIT to elect to have cash distributions reinvested automatically in shares of the REIT at a purchase price equal to at least 95% of fair market value on the distribution date, then such cash distributions qualify under the 95% distribution test described above at "Federal Income Taxation of the Company-Annual Distribution Requirements." Under the terms of the Company's Distribution Reinvestment and Share Purchase Plan (the "Purchase Plan"), shares are generally thereunder acquired at 100% of fair market value without a discount. Thus, distributions reinvested under the Purchase Plan will count towards satisfying the 95% distribution test. Shareholders should be aware that amounts of dividends reinvested pursuant to the Purchase Plan will be taxable income to them, regardless of the fact that such dividends have been reinvested with the Company (i.e., the tax is not deferred until the shares received from participation in the Purchase plan are sold or disposed of).

  Conversion of Convertible Preferred Shares into Common Shares

     No gain or loss will be recognized to a shareholder upon conversion of any convertible Preferred Shares solely into Common Shares. However, gain realized upon the receipt of cash paid in lieu of fractional Common Shares will be taxed immediately to a converting shareholder. Except to the extent of cash paid in lieu of fractional Common Shares, the adjusted tax basis for the Common Shares received upon the conversion will be equal to the adjusted tax basis of any convertible Preferred Shares converted, and the holding period of the Common Shares will include the holding period of any convertible Preferred Shares converted. A holder of any convertible Preferred Shares may recognize gain or dividend income to the extent there are dividends in arrears on such shares at the time of conversion into Common Shares.

  Adjustment of Conversion Price

     Section 305(c) of the Code and the Treasury Regulations thereunder treat as a dividend certain constructive distributions of shares with respect to Preferred Shares. The operation of the conversion price adjustment provisions of any convertible Preferred Shares, or the failure to adjust fully the conversion price for any convertible Preferred Shares to reflect a distribution of shares, share warrants or share rights with respect to the Common Shares, or a reverse share split, may result in the deemed receipt of a dividend by the holders of any convertible Preferred Shares or the Common Shares if the effect is to increase such holders' proportionate interests in the Company. However, adjustments to reflect nontaxable share splits or distributions of shares, share warrants or share rights will, generally, not be so treated. Any such constructive dividends may constitute (and cause other dividends to constitute) extraordinary dividends to corporate holders.

  Redemption of Preferred Shares

     If the redemption price of Preferred Shares that is subject to optional redemption by the Company exceeds its issue price, and if such excess is not considered "reasonable", the entire amount of the redemption premium will be treated as being distributed to the holder of such shares, on an economic accrual basis, over the period from issuance of such shares until the date the shares is first redeemable. In this respect, the regulations provide as a safe harbor that a redemption premium not in excess of ten percent of the issue price of shares which is not redeemable for five years from the date of issue is considered reasonable for this purpose. Even if the precise tests of the safe harbor cannot be met, however, a call premium will be regarded as reasonable if such premium is in the nature of a penalty for a premature redemption of the Preferred Shares and such premium does not exceed the amount the issuer would be required to pay for the right to make such premature redemption under the market conditions existing at the time of issuance.

     Gain or loss recognized by a holder on a redemption of Preferred Shares will be treated as a gain or loss from the sale or exchange of the Preferred Shares (see "Other Disposition" below), if, taking into account shares that are actually or constructively owned under the rules of Code Section 318 by such holder, either (i) the holder's interest in Common Shares and Preferred Shares is completely terminated as a result of the redemption, (ii) the redemption is "substantially disproportionate" with respect to the holder or
(iii) the redemption is "not essentially equivalent to a dividend". Whether a redemption is not essentially equivalent to a dividend depends on each holder's facts and circumstances, but in any event, requires a "meaningful reduction" in such holder's interest in the Company.

     If none of the above conditions is satisfied, the entire amount of the cash received on a redemption of the Preferred Shares will be treated as a distribution taxable as a dividend (to the extent of the Company's current and accumulated earnings and profits). The holder's basis in the redeemed Preferred Shares would, in such case, be transferred to the holder's remaining shares of the Company (if any).

  Other Disposition

     Upon the sale or exchange of Shares to or with a person other than the Company or a sale or exchange of Shares with the Company to the extent not taxable as a dividend, a holder will recognize capital gain or loss equal to the difference between the amount realized on such sale or exchange and the holder's adjusted tax basis in such shares. Any capital gain or loss recognized will generally be treated as mid-term capital gain or loss if the holder held such Shares for more than one year but less than 18 months (subject to tax at a maximum tax rate of 28%), or as net adjusted capital gain or loss if the holder held such shares for more than 18 months (subject to tax at a maximum tax rate of 20%). For these purposes, the period for which any convertible Preferred Shares was held would be included in the holding period of any Common Shares received upon conversion thereof.

  Warrants

     A holder generally will not recognize income or loss upon the acquisition of a Warrant. A holder who receives shares upon the exercise of a Warrant should not recognize gain or loss except to extent of any cash received for fractional shares. Such a holder would have a tax basis in the shares acquired pursuant to a Warrant equal to the amount of the purchase price allocated to the Warrant plus the amount paid for the shares pursuant to the Warrant. The holding period for the shares acquired pursuant to a Warrant would begin on the date of exercise. Upon the subsequent sale the shares acquired pursuant to a Warrant or upon a sale of a Warrant, the holder thereof would generally recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale and its tax basis in such shares or Warrant, as the case may be. Such gain or loss would be mid-term capital gain or loss if the holding period for the shares or Warrant sold is more than one year but less than 18 months (subject to tax at a maximum tax rate of 28%), or as net adjusted capital gain or loss if the holder held such shares for more than 18 months (subject to tax at a maximum tax rate of 20%). The foregoing assumes that Warrants will not be held as a hedge, straddle or as a similar offsetting position with respect to shares of the Company and that Code Section 1092 will not apply.

  Backup Withholding and Information Reporting

     A noncorporate holder of Shares who is not otherwise exempt from backup withholding may be subject to backup withholding at the rate of 31% with respect to dividends paid on, or the proceeds of a sale, exchange or redemption of, any Shares. Generally, backup withholding applies only when the taxpayer (i) fails to furnish or certify his correct taxpayer identification number to the payor in the manner requested, (ii) is notified by the IRS that he has failed to report payments of interest or dividends properly, or (iii) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest or dividend payments. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against the holder's federal income tax liability or as a refund, provided that the required information is furnished to the IRS. Holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.

  Foreign Shareholders

     The rules governing United States Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a general summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of Federal, state and local income tax laws with regard to an investment in Shares, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

     Distributions that are not attributable to gain from sales or exchanges by the Company of United States real property interests and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Shares is treated as effectively connected with the Non-U.S. Shareholder's conduct of a United States trade or business, the Non-U.S. Shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. Shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation). The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any such dividends paid to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and the Non-U.S. Shareholder files an IRS Form 1001 with the Company claiming a lower treaty rate or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income.
Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Shares, but rather will reduce the adjusted basis of such Shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Shares, they will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his Shares in the Company, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

     Recently adopted Treasury Regulations not yet in effect (the "Final Regulations") would alter the foregoing rules in certain respects. In general, the Final Regulations are effective January 1, 1999. Under the Final Regulations, a Non-U.S. Holder seeking an exemption from withholding or a reduced rate of withholding on account of a treaty or the effectively connected income exemption would generally be required to provide a beneficial owner certificate on Form W-8, which form may include, among other things, the Non-U.S. Holder's taxpayer identification number and certain other information and representations. The Final Regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, distributions paid to a Non-U.S. Holder that is an entity should be treated as paid to the entity or those holding an interest in the entity. With respect to withholding the 30% tax on distributions to Non-U.S. Shareholders, the Final Regulations would allow the Company to make an election to estimate its earnings and profits and withhold the tax only on that portion of the gross distribution that would constitute a dividend. The Company may or may not make any such elections in the future.

     For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a United States business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. The Company is required to withhold 35% of any distribution that could be designated by the Company as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale of Shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that the Company will be a "domestically controlled REIT," and therefore the sale of Shares will not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the Shares is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.
If the gain on the sale of Shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the Shares would be required to withhold and remit to the IRS 10% of the purchase price.

  Tax-Exempt Shareholders

     Dividends from the Company to a tax-exempt employee pension trust or other domestic tax-exempt shareholder generally will not constitute "unrelated business taxable income" ("UBTI") unless the shareholder has borrowed to acquire or carry its Shares. Qualified trusts that hold more than 10% (by value) of the shares of certain REITs, however, may be required to treat a certain percentage of such a REIT's distributions as UBTI. This requirement will apply only if (i) the REIT would not qualify as such for Federal income tax purposes but for the application of a "look-through" exception to the Five or Fewer Requirement applicable to shares held by qualified trusts and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is predominantly held by qualified trusts if either (i) a single qualified trust holds more than 25% by value of the interests in the REIT or (ii) one or more qualified trusts, each owning more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to
(b) the total gross income of the REIT. A de minimis exception applies where the percentage is less than 5% for any year. For these purposes, a qualified trust is any trust described in section 401(a) of the Code and exempt from tax under section 501(a) of the Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the Five or Fewer Requirement without relying upon the "look-through" exception.

Tax Risks of the Company's Ownership Interest in the Operating Partnership

     All of the Company's investments are through the Operating Partnership, which in turn will hold interests in the Subsidiary Partnerships. The ownership of these partnership interests may involve special tax risks for the Company. Such risks include possible challenge by the IRS of allocations of income and expense items which could affect the computation of taxable income of the Company, or a challenge to the status of the partnerships as partnerships (as opposed to associations taxable as corporations) for income tax purposes, as well as the possibility of action being taken by the Company's partners or by the partnerships that could adversely affect the Company's qualification as a REIT, for example, by requiring the sale of a property. If any of the Operating Partnership or any other partnership (as similarly taxed entity) were treated as an association, such partnership (or entity) would be taxable as a corporation, with the consequences, among others, that if the Company's ownership interest in any of such partnerships (or entities) exceeded 10% of such partnership's (or entity's) voting interests or the value of such interest exceeded 5% of the value of the Company's assets, the Company would cease to qualify as a REIT; distributions from any of such partnerships (or entities) to the Company would be treated as dividends and the Company would not be able to deduct its share of losses, if any, generated by any of such partnerships (or entities) in computing its taxable income. See "Federal Income Tax Considerations."

Tax Aspects of the Operating Partnership and the Subsidiary Partnerships

     The following discussion summarizes certain Federal income tax considerations applicable solely to the Company's investment in the Operating Partnership and the Subsidiary Partnerships and the Operating Partnership's investment in the Subsidiary Partnerships. (The Operating Partnership and the Subsidiary Partnerships are sometimes collectively referred to herein individually as a "Partnership" and collectively as the "Partnerships".) The discussion does not cover state or local tax laws or any Federal tax laws either than income tax laws.

  Classification

     In general, a partner of a partnership is entitled to include in its income its distributive share of the income and to deduct its distributive share of the losses of the partnership only if the partnership is classified for Federal income tax purposes as a partnership rather than as an association taxable as a corporation.

     An organization formed as a partnership will be treated as a partnership for Federal income tax purposes rather than as a corporation if it (i) is an association and is not described in Treasury Regulations Sections 301.7701-2(b)(1), (3), (4), (5), (6), (7) or (8), (ii) has two or more members, and (iii) does not elect to be classified for Federal income tax purposes as a corporation. In the opinion of Robinson Silverman Pearce Aronsohn & Berman LLP, based on certain representations of the Company, each Partnership qualifies as a partnership (as opposed to an association taxable as a corporation) for Federal income tax purposes.

     If any of the Operating Partnership or any other partnership (as similarly taxed entity) were treated as an association taxable as a corporation, such partnership (or entity) would be taxable as a corporation with the consequences, among others, that if the Company's ownership interest in any of such partnerships (or entities) exceeded 10% of such partnership's (or entities) voting interests or the value of such interest exceeded 5% of the value of the Company's assets, the Company would cease to qualify as a REIT; distributions from any of such partnerships (or entities) to the Company would be treated as dividends, and the Company would not be able to deduct its share of losses, if any, generated by any of such partnerships (or entities) in computing its taxable income. See "Federal Income Taxation of the Company-General", and "-Income Tests" and "-Asset Tests" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year.

  Income Taxation of the Operating Partnership and Its Partners

     A partnership is not a taxable entity for Federal income tax purposes. Rather, the Company, in the case of each of the Partnerships (and the Operating Partnership, in the case of the Subsidiary Partnerships), will be required to take into account its allocable share of the income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with the taxable year of such partner, without regard to whether such partner has received or will receive any distribution from such Partnership.

  Partnership Allocations

     Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

     If an allocation is not recognized for Federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partner's interest in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss of each of the Partnerships generally are in accordance with its partners' respective percentage interests and are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

  Tax Allocations with Respect to Contributed Properties

     Pursuant to Section 704(c) of the Code, items of income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for Federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The partnership agreement of the Operating Partnership requires allocations of income, gain, loss, and deduction attributable to such contributed property to be made in a manner that is consistent with
Section 704(c) of the Code using the equivalent of the "traditional method" described in Treasury Regulations Section 1.704-3(b).

  Depreciation

     Section 704(c) of the Code requires that depreciation as well as gain and loss be allocated in a manner so as to take into account the variation between the fair market value and tax basis of the property contributed. Accordingly, depreciation on any property contributed to the Operating Partnership will be allocated to its partners in a manner designed to reduce the difference between such property's fair market value and its tax basis, using methods that are intended to be consistent with statutory intent under
Section 704(c) of the Code. On the other hand, depreciation with respect to any property purchased by the Operating Partnership (or the Subsidiary Partnerships) will generally be allocated among the partners in accordance with their respective percentage interests in the Operating Partnership (or the Subsidiary Partnerships).

     As of the closing of the Initial Offering, the Operating Partnership revalued its assets and restated the capital account of the partners to fair market value pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f). As a result, depreciation as well as gain and loss will again be allocated in such manner so as to take into account the variation between fair market value and tax basis pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(4). The method used to allocate depreciation is intended to comply with the statutory intent under Section 704(c) of the Code, and will be made in accordance with a permissible method under the Treasury Regulations under Section 704(c) of the Code.

  Sale of the Operating Partnership Property

     Generally, any gain realized upon a sale of the property held by any of the Partnerships for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Under Section 704(c) of the Code and the Treasury Regulations governing the revaluation of the Operating Partnership's assets and the restatement of its capital accounts to fair market value, any unrealized gain attributable to appreciation in its property prior to the closing of the Initial Offering ("Built-in-Gain") must, when recognized, be allocated to the partner who contributed such property. Such Built-in-Gain would generally be equal to the difference between the fair market value of the property upon the closing of the Initial Offering and the adjusted tax basis of the Operating Partnership in such property upon the closing of the Initial Offering. However, the Company will not be allocated any Built-in-Gains by the Operating Partnership. In addition, as described above and pursuant to the Code, depreciation will be allocated to reduce the disparity between fair market value and tax basis with respect to appreciated property contributed to the Partnership.

     The Company's share of any gain realized by any of the Partnerships on the sale of any property held by a Partnership as inventory or other property held primarily for sale to customers in the ordinary course of its trade or business will, however, be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income will also have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Each of the Partnerships intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating similar properties and to make such occasional sales as are consistent with its investment objectives.

  Partnership Anti-Abuse Regulations

     Under the "Partnership Anti-Abuse Rules" contained in Treasury Regulations Section 1.702-2, the IRS is authorized to recharacterize transactions involving partnerships where the partnership has a principal purpose of reducing federal tax labilities in a manner inconsistent with the intent of the partnership rules contained in the Code. In Treasury Regulation Section 1.702-2(d), Example 4, the IRS concluded under the facts described therein, that the use of a partnership structure by a REIT was consistent with the intent of the partnership rules; accordingly, recharacterization in that case was not appropriate. Thus, the Partnership Anti-Abuse Rules should not affect the Company's ability to qualify as a REIT.

State, Local and Foreign Taxation

     The Company and its shareholders may be subject to state, local or foreign taxation in various state, local or foreign jurisdictions, including those in which it or they transact business or reside. Such state, local or foreign taxation may differ from the Federal income tax treatment described above. Consequently, prospective purchasers should consult their own tax advisors regarding the effect of state, local and foreign tax laws on an investment in the Company.


                            PLAN OF DISTRIBUTION

     The Company may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents or through a combination of any such methods of sale. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may offer and sell the Offered Securities in exchange for one or more of its then outstanding issues of debt or convertible debt securities. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. In the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     Unless otherwise specified in the applicable Prospectus Supplement, each series of Offered Securities will be a new issue with no established trading market, other than the Common Shares and the Series B Preferred Shares which are listed on the NYSE. Any Common Shares or Series B Preferred Shares sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. The Company may elect to list any series of Offered Securities on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Offered Securities.

     If so indicated in a Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase Offered Securities of the series to which such Prospectus Supplement relates providing for payment and delivery on a future date specified in such Prospectus Supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular Offered Securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by the Company. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that (i) the purchase by an institution of the particular Offered Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the particular Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of such Offered Securities or number of Warrants less the principal amount or number thereof, as the case may be, covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance of the Company or such institutional investors thereunder.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

     In order to comply with the securities laws of certain states, if applicable, the Offered Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Offered Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.


                                ERISA MATTERS

     The Company may be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and a "disqualified person" under corresponding provisions of the Code with respect to certain employee benefit plans. Certain transactions between an employee benefit plan and a party in interest or disqualified person may result in "prohibited transactions" within the meaning of ERISA and the Code, unless such transactions are effected pursuant to an applicable exemption. Any employee benefit plan or other entity subject to such provisions of ERISA or the Code proposing to invest in the Offered Securities should consult with its legal counsel.


                               LEGAL OPINIONS

     Certain legal matters will be passed upon for the Company by Robinson Silverman Pearce Aronsohn & Berman LLP, New York, New York. The legal authorization and issuance of the Offered Securities, as well as certain other legal matters concerning Maryland law, will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland. In addition, the description of Federal income tax consequences contained in this Prospectus entitled "Federal Income Tax Considerations" is based upon the opinion of Robinson Silverman Pearce Aronsohn & Berman LLP.


                                   EXPERTS

     The audited financial statements and schedule incorporated by reference in this Prospectus and elsewhere in this Registration Statement have been incorporated by reference herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

             PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table itemizes the expenses incurred by the Company in connection with the offering of the Offered Securities being registered. All the amounts shown are estimates except the Securities and Exchange Commission registration fee.

                    Item                                   Amount
                    ----                                   ------

     Registration Fee -- Securities and
       Exchange Commission (1) . . . . . . . . . . . .    $109,201
     New York Stock Exchange Listing Fee . . . . . . .      51,300
     Fees of Rating Agencies . . . . . . . . . . . . .      75,000
     Legal Fees and Expenses . . . . . . . . . . . . .     150,000
     Accounting Fees and Expenses. . . . . . . . . . .      25,000
     Printing and Engraving Expenses . . . . . . . . .      50,000
     Blue Sky Fees and Expenses. . . . . . . . . . . .      25,000
     Trustee's Fees (including counsel fees) . . . . .      20,000
     Miscellaneous Expenses. . . . . . . . . . . . . .      19,499
                                                          --------
          Total. . . . . . . . . . . . . . . . . . . .    $525,000
                                                          ========
-----------
(1) Includes the registration fee of $3,140.90 pertaining to the aggregate initial public offering price of $10,365,000 of Offered Securities previously registered on Form S-3, Registration No. 33-91084 and carried over to this Registration Statement.

Item 15.  Indemnification of Trustees and Officers.

     Under Maryland law, a real estate investment trust formed in Maryland is permitted to limit, by provision in its declaration of trust, the liability of trustees and officers to the trust or to its shareholders for money damages except for the liability of a trustee or officer resulting from (i) active and deliberate dishonesty established by a final judgment as being material to the cause of action or (ii) actual receipt of an improper benefit or profit in money, property or services. The Company's Amended and Restated Declaration of Trust, as amended (the "Declaration of Trust"), contains such a provision which eliminates such liability to the maximum extent permitted by the Maryland law.

     The Declaration of Trust of the Company authorizes it, to the maximum extent provided in its By-Laws, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer or (b) any individual who, while a trustee of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner, of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former trustee or officer of the Company. The Company's By-Laws obligate it, to the maximum extent permitted by Maryland Law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who, while a trustee or officer and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a trustee, director, officer or partner of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, and (b) any present or former trustee or officer against any claim or liability to which he may become a party by reason of his service in that capacity unless it is established that (i) his act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. In addition, the Company's By-Laws require it to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee or officer made a party to a proceeding by reason of his status as a trustee or officer provided that the Company shall have received
(i) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the By-Laws and (ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Company's By-Laws also (i) permit the Company to provide indemnification and payment or reimbursement of expenses to a present or former trustee or officer who served a predecessor of the Company in such capacity and to any employee or agent of the Company or a predecessor of the Company, (ii) provide that any indemnification or payment or reimbursement of the expenses permitted by the Company's By-Laws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the Maryland General Corporation Law ("MGCL") for directors of Maryland corporations and (iii) permit the Company to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by Section 2-418 of the MGCL for directors of Maryland corporations.

     The Company maintains a standard policy of officers' and directors' liability insurance.

Item 16.  Exhibits

     1.1  Form of Underwriting Agreement(s).*
     3.1  Articles Supplementary for the Series C Preferred Shares.
     3.2  Form of Articles Supplementary for the Preferred Shares.*
     4.1  Specimen Certificate for Common Shares of Beneficial Interest.(1)
     4.2  Specimen Certificate evidencing 34,000 Series A-1 Preferred
          Shares.(2)
     4.3  Specimen Certificate evidencing 5,118,000 Series B Preferred
          Shares.(2)
     4.4  Specimen Certificate evidencing 56,000 Series C Preferred Shares.
     4.5  Specimen Preferred Share Certificate.*
     4.6  Specimen Common Shares Warrant Agreement.*
     4.7  Specimen Preferred Shares Warrant Agreement.*
     4.8  Specimen Rights Agreement.*
     5.1 Opinion of Ballard Spahr Andrews & Ingersoll re: legality of the Offered Securities.
     8.1 Opinion of Robinson Silverman Pearce Aronsohn & Berman LLP re: tax matters.
     12.1 Calculation of Ratios of Earnings to Fixed Charges.
     23.1 Consent of Coopers & Lybrand LLP.
     23.2 Consent of Ballard Spahr Andrews & Ingersoll (included as part of
          Exhibit 5.1).
     23.3 Consent of Robinson Silverman Pearce Aronsohn & Berman LLP (included as part of Exhibit 8.1).
     24.1 Power of attorney (included on signature page).

______________________
* To be filed by amendment or incorporated by reference in connection with the offering of Offered Securities.
(1)  Incorporated by reference to GRT's Registration Statement No. 33-69740.
(2) Incorporated by reference to GRT's Form 8-K filed with the Securities and Exchange Commission on November 12, 1997.

Item 17.  Undertakings.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registration pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on December 24, 1997.

                              GLIMCHER REALTY TRUST

                              By: /s/ David J. Glimcher
                                  ---------------------------------
                                   David J. Glimcher
                                   President and Chief Operating Officer

                              POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David J. Glimcher or Herbert Glimcher, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

     SIGNATURE                TITLE                                      DATE
     ---------                -----                                      ----


/s/ Herbert Glimcher          Chairman, Chief Executive     December 24, 1997
__________________________      Officer and Trustee
   Herbert Glimcher        (Principal Executive
                                 Officer)


/s/ David J. Glimcher         President, Chief              December 24, 1997
__________________________      Operating Officer
   David J. Glimcher                 and Trustee


/s/ William G. Cornely        Senior Vice President,        December 24, 1997
__________________________      Chief Financial Officer
   William G. Cornely           and Treasurer (Principal
                                FinancialOfficer)


/s/ Michael P. Glimcher       Senior Vice President         December 24, 1997

__________________________      of Leasing and Trustee
   Michael P. Glimcher


/s/ William R. Husted         Senior Vice President         December 24, 1997
__________________________      of Construction
   William R. Husted            and Trustee


/s/ Philip G. Barach               Trustee                  December 24, 1997
__________________________
   Philip G. Barach


/s/ Oliver Birckhead               Trustee                  December 24, 1997
__________________________
   Oliver Birckhead


/s/ E. Gordon Gee             Trustee                       December 24, 1997
__________________________
   E. Gordon Gee


/s/ Alan R. Weiler            Trustee                       December 24, 1997
__________________________
   Alan R. Weiler


/s/ Harvey Weinberg           Trustee                       December 24, 1997
__________________________
   Harvey Weinberg

                                EXHIBIT INDEX


Exhibit No.                   Description                            Page No.

     1.1  Form of Underwriting Agreement(s).*
     3.1  Articles Supplementary for the Series C Preferred Shares.
     3.2  Form of Articles Supplementary for the Preferred Shares.*
     4.1  Specimen Certificate for Common Shares of Beneficial Interest.(1)
     4.2  Specimen Certificate evidencing 34,000 Series A-1 Preferred
          Shares.(2)
     4.3  Specimen Certificate evidencing 5,118,000 Series B Preferred
          Shares.(2)
     4.4  Specimen Certificate evidencing 56,000 Series C Preferred Shares.
     4.5  Specimen Preferred Share Certificate.*
     4.6  Specimen Common Shares Warrant Agreement.*
     4.7  Specimen Preferred Shares Warrant Agreement.*
     4.8  Specimen Rights Agreement.*
     5.1 Opinion of Ballard Spahr Andrews & Ingersoll re: legality of the Offered Securities.
     8.1 Opinion of Robinson Silverman Pearce Aronsohn & Berman LLP re: tax matters.
     12.1 Calculation of Ratios of Earnings to Fixed Charges.
     23.1 Consent of Coopers & Lybrand LLP.
     23.2 Consent of Ballard Spahr Andrews & Ingersoll (included as part of
          Exhibit 5.1).
     23.3 Consent of Robinson Silverman Pearce Aronsohn & Berman LLP (included as part of Exhibit 8.1).
     24.1 Power of attorney (included on signature page).

______________________
* To be filed by amendment or incorporated by reference in connection with the offering of Offered Securities.
(1)  Incorporated by reference to GRT's Registration Statement No. 33-69740.
(2) Incorporated by reference to GRT's Form 8-K filed with the Securities and Exchange Commission on November 12, 1997.